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                                                                    Exhibit 10.3

                               RESELLER AGREEMENT


       THIS AGREEMENT is by and between Com21, Inc. a Delaware corporation with principal offices at 750 Tasman Drive, Milpitas, California 95035 ("Company"), and 3Com Corporation, a Delaware corporation located at 5400 Bayfront Plaza, Santa Clara, CA 95052-8145 ("3Com"). The effective date of this Agreement shall be the date last executed below ("Effective Date").

       A. Company and 3Com have entered into a Technology License and Reseller Agreement dated as of March 22, 1996.

       B. Company and 3Com mutually desire 3Com to market and sell certain cable headend products and cable modem products developed by Company.

       C. Company and 3Com mutually desire for Company to deposit into escrow the designs and other materials relating to such headend products, and to permit the release of said designs and other materials relating to such headend products to 3Com upon the occurrence of certain conditions, as more specifically set forth below.

       NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

       1.    DEFINITIONS.

             1.1 "Affiliate" means with respect to any person, any other person controlling, controlled by or under direct or indirect common control with such person (for the purposes of this definition "control," when used with respect to any specified person, shall mean the power to control the vote of fifty percent (50%) or more of the voting securities of such person).

             1.2 "Authorized Reseller" means a reseller or distributor authorized by 3Com to distribute any of Company's Products within the Territory.

             1.3 "Compatibility" or "Compatible" for the Com21 Headend initially means material compliance with the Ethernet standard interface and, approximately six (6) months from the effective date of the Technology License and Reseller Agreement, material compliance with the Fast Ethernet standard interface. "Compatibility" or "Compatible" for the Com21 Modem initially means material compliance with the Ethernet standard interface. "Material compliance" with the Ethernet or Fast Ethernet standard interface means that the Com21 Headend or Com21 Modem, as the case may be, can properly pass data with equipment that complies with such standard interface. In all instances "Compatibility" will also include compliance with the specifications entitled "The Com21 Community Protocol for HFC Networks version 1.04.05 dated January 28, 1997", as well as any other specifications mutually agreed to by the parties from time to time. Furthermore, with respect to the interoperability of the Com21 Headend Product with the 3Com Product, Compatibility shall mean the criteria used by Company (in Company's sole discretion) to determine whether the initial generation of the Com21 Modem Product properly interoperates with the initial generation of the Com21 Headend Product (including but not limited



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to functionality and performance criteria).

             1.4 "Com21 Headend" means the headend controller unit to be developed by Company and all enhancements, upgrades and new versions thereof that are compliant with the Com21 Community Protocol specification referenced in
Section 1.3 above.

             1.5 "Com21 Headend Product" shall mean the Com21 Headend and the Com21 Headend Software.

             1.6 "Com21 Headend Software" means the Company network management applications programs and other Com21 Headend software in object code form described in the Design Specifications, and related documentation provided by Company and all enhancements, Upgrades, Updates and new versions thereof made available by the Company.

             1.7 "Com21 Modem" means the cable modem unit to be developed by Company and all enhancements, upgrades and new versions thereof.

             1.8 "Com21 Modem Product" means the Com21 Modem and the Com21 Modem Software.

             1.9 "Com21 Modem Software" means the Com21 Modem image software and other Com21 Modem software in object code form described in the Design Specifications, and related documentation provided by Company and all enhancements, Upgrades, Updates and new versions thereof made available by the Company.

             1.10 "Com21 Software" shall mean the Com21 Headend Software and the Com21 Modem Software.

             1.11 "Confidential Information" means that information of either party ("Disclosing Party") which is disclosed to the other party ("Receiving Party") pursuant to this Agreement, in written form and marked "Confidential" or if disclosed orally, the Disclosing Party shall indicate that such information is confidential at the time of disclosure and send a written summary of such information to the Receiving Party within thirty (30) days of disclosure and mark such summary "Confidential." Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information. References to 3Com as a Receiving Party or a Disclosing Party shall also include all present and future subsidiary and parent companies of 3Com.

             1.12 "Design Specifications" means the final design specifications for the Products that, prior to the date of first shipment of the Products by Company to 3Com, will be incorporated into Exhibit A (Design Specifications). The Design Specifications will specify that the Com21 Headend will have the capability to recognize, load, configure and associate the appropriate modem image with the most current Version of the initial Generation and each future Generation of the 3Com Product and at least the two most recent prior Versions of each Generation of the 3Com Product, provided that the 3Com Product is compliant with the



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specifications entitled "The Com21 Community Protocol for HFC Networks version
1.04.05 dated January 28, 1997", as well as any other specifications mutually agreed to by the parties from time to time. The Design Specifications will also specify that 3Com will have the ability to distribute patches, updates, upgrades and new versions of the Com21 Software and the software for the 3Com Products by making such patches, updates, upgrades and new versions available for downloading into units of the Products and the 3Com Products, as applicable.

             1.13 "3Com" means 3Com Corporation and all its present and future subsidiaries and Affiliates.

             1.14 "End User" means an end user who acquires a Product from 3Com or an Authorized Reseller.

             1.15 "End User License Agreement" has the meaning given it in
Section 3.3.

             1.16 "Generation" means a substantial change in the form, fit or function of the 3Com Product, as determined by 3Com in its sole discretion.

             1.17 "Inventory" means all Products which are: (a) in 3Com's custody, whether or not consigned to, or paid for by, any customer; (b) ordered by 3Com but not yet shipped by Company; (c) in transit to 3Com or from 3Com to 3Com's buyer; or (d) returned to 3Com from any customer of 3Com.

             1.18 "Large Multiple System Operators" means customers or potential customers which purchase the Products and/or the 3Com Product and for which the number of homes passed exceeds one million (1,000,000) homes.

             1.19 "Multiple System Operators" means customers or potential customers which purchase the Products and/or the 3Com Products and for which the number of homes passed is below one million (1,000,000) homes.

             1.20 "MLOP Cost" means the materials, labor, overhead and period costs associated with supplying units of the Product.

             1.21 "NFR" means "not for resale" copies of the Product, that is, the Product is used for purposes which do not directly produce revenue for 3Com (e.g., testing, evaluation, sales, marketing, engineering and demonstration purposes).

             1.22 "Products" means the Com21 Headend Products and the Com21 Modem Products set forth in Exhibit B hereto, and any additional amendments thereto that may be signed by the parties and attached to this Agreement, and shall include all enhancements, fixes, Updates, Upgrades, modifications to and with respect to the Com21 Headend Products only, future versions of the Com21 Headend Products made by or for Company.

             1.23 "Technology Documentation" means all designs, drawings, specifications, test information, vendor lists, source and object code versions of the software incorporated into or



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used by Company to design, manufacture or maintain the Com21 Headend Products and all other data and information owned by Company or to which Company has the right to grant sublicenses with respect to the design, manufacture and use of the Com21 Headend Products. The Technology Documentation will include a list of third party technology, if any, in the Com21 Headend Products to which Company cannot sublicense the rights envisioned by the manufacturing license below, and persons at such third parties to contact regarding obtaining licenses. The Technology Documentation will further include a list of consultants, if any, whom Company reasonably believes could provide technical support to 3Com in connection with 3Com's exercising of the fights under the manufacturing license below. Attached as Exhibit F to this Agreement is a complete list of the Technology Documentation that exists as of such date. Company shall update such Technology Documentation if it updates its own archival copy of the Technology Documentation.

             1.24 "Technology License and Reseller Agreement" means the Technology License and Reseller Agreement between the parties dated March 22, 1996.

             1.25 "Territory" means the United States and the rest of the world.

             1.26 "Update" shall mean a replacement of all or a portion of a Product that is primarily intended to fix an error or deficiency in the Product.

             1.27 "Upgrade" means a replacement of all or a portion of a Product that is primarily intended to add functionality or performance to the Product and for which a separate or additional charge can be made to the End User.

             1.28 "Version" means a basic change in the form, fit or function of the 3Com Product, as determined by 3Com in its sole discretion.

             1.29 "3Com Product" means the initial Generation and each future Generation of the cable modem products developed by 3Com under the terms of the Technology License and Reseller Agreement and all updates, up-grades and new versions thereto.

       2.          APPOINTMENT.

             2.1 Subject to the terms and conditions of this Agreement, Company hereby appoints 3Com as a non-exclusive reseller and distributor of Products in the Territory, and grants 3Com a non-exclusive license to use, demonstrate, sell, market, publicly perform and publicly display for marketing purposes, and distribute the Products directly or through Authorized Resellers. Said license shall include a license under all presently existing and future copyrights, patents, trade secrets and other rights necessary for 3Com and its Authorized Resellers to perform all acts contemplated herein. 3Com accepts such appointment and license and agrees to acquire the Products from Company under the terms and conditions of this Agreement.

             2.2 Subject to the terms of this Agreement, 3Com shall have complete freedom to determine the manner by which it wishes to market and sell the Products.




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             2.3 3Com may sell the Products in the Territory directly to End
Users or through Authorized Resellers. 3Com shall have sole authority to authorize Authorized Resellers in accordance with criteria determined by 3Com.

             2.4 No ownership of any intellectual property rights to the Products is transferred to 3Com hereunder, all of which rights shall remain with Company or the applicable third party owner. As between the parties, Company retains all title to, and except as expressly and unambiguously licensed herein, all rights and interest in the Com21 Software and all intellectual property and proprietary rights throughout the world protecting the Products.

             2.5 This Agreement shall not be construed as restricting in any way 3Com's freedom to make, use or distribute any other products, including any products which may compete with the Products. Nothing in this Agreement shall be construed as limiting in any manner Company's marketing or distribution activities or its appointment of other dealers, distributors, licensees or agents.

             2.6 Subject to Section 8.12 below, Company reserves the right to change, modify or discontinue any Product at any time.

       3. DUTIES AND OBLIGATIONS OF 3COM.

             3.1 3Com agrees to use reasonable commercial efforts to encourage and develop the sales potential for the Products, to employ competent sales personnel to meet the demands and needs for marketing of the Products, and to encourage the purchase of the Products by Authorized Resellers and End Users.

             3.2 Except as otherwise contemplated in this Agreement or the Technology License and Reseller Agreement, and except to the extent expressly prohibited by applicable law, 3Com shall not modify or reverse engineer any Product without the prior written consent of Company.

             3.3 This Section 3.3 shall apply only if Company has provided an end user license agreement to be distributed with the Com21 Software. No distribution or license of the Com21 Software by 3Com shall be made except pursuant to a written agreement, whether distributed in printed or electronic form (an "End User License Agreement") that is at least as protective of Company and its rights as Company's end user software license agreement, set forth in Exhibit E (Com21 End User Software License Agreement) attached hereto. Company agrees that if it licenses Com21 Software on terms more favorable to the end user than the terms set forth in Exhibit E (Com21 End User Software License Agreement), then such more favorable terms shall automatically apply.

             3.4 3Com agrees to use commercially reasonable efforts to keep Company informed as to any problems encountered with the Products and any resolutions arrived at for those problems, and to communicate promptly to Company any and all modifications, design changes or improvements of the Products suggested by any customer.




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       4.    DUTIES AND OBLIGATIONS OF COMPANY.

             4.1 With respect to each Product, Company shall provide 3Com within a mutually agreeable time, at no cost, an electronic copy of the Company's Product specifications and Product sales literature for use in 3Com's sales efforts. 3Com will be permitted to incorporate such materials into its own materials. 3Com may purchase from Company hard copies of such Company specifications and sales literature at the prices set forth in Exhibit B (Product and Price List). In its distribution efforts, 3Com will use the then current names (the "Marks") used by Company for the Products. However, all advertisements, promotional materials, packaging and anything else bearing a Mark shall identify Company as the Mark owner and unless used in substantially a form previously approved by Company, shall be subject to prior approval of Company, which approval shall not be unreasonably withheld or delayed. 3Com also agrees not to contest during or after the term of this Agreement any Mark used by Company anywhere in the world (or any name, mark or designation similar thereto) and to reasonably cooperate with Company (at Company's expense) in Company's efforts to register the Marks. 3Com shall not apply to register any of the Marks without Company's prior written consent, which consent shall not be unreasonably withheld or delayed. If Company so consents, 3Com may promptly register at its expense such Marks in the name of and for the sole benefit and ownership of Company. Company shall provide 3Com one copy of each maintenance manual, operator's manual, any other manuals for the Products and field change orders and technical bulletins incorporating engineering changes for Products. 3Com may copy and distribute such materials internally and to its Authorized Resellers.

             4.2 Company shall provide 3Com within a mutually agreeable time, at Company's MLOP Cost, (a) [*] Com21 Modem Product, for use by 3Com and its Authorized Resellers.

             4.3 Company shall use commercially reasonable efforts to make available, at no cost to 3Com, a reasonable number of man hours of appropriate members of Company's technical personnel to assist 3Com to keep current with the latest technological developments in the Products. Each party shall designate an appropriately trained employee as a technical liaison and apprise the other party of the liaison's name.

             4.4 Company represents and warrants to 3Com that upon and after the Effective Date of this Agreement, Company will not provide any Product to 3Com which has come into physical contact with: (i) a Class I substance, as defined in Section 611 of the Federal Clean Air Act (the "Act"), during any portion of the manufacturing process; or (ii) a Class II substance, as defined in the Act and Title 40, Code of Federal Regulations, Section 82 (the "Code"), during any portion of the manufacturing process, where there has been a determination by the U.S. Environmental Protection Agency that there is a substitute product or manufacturing process for such Product which does not rely on the use of such Class II substance, that reduces overall risk to human health and the environment, and that is currently or potentially available, in accordance with the Code.



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       Company further represents and warrants that 3Com shall not be subjected to any warning or labeling requirements regarding a Class I substance or a Class II substance pursuant to the Act or any regulation promulgated under the Act, as a result of any Product provided by Company to 3Com under this Agreement.

       Without limitation to the foregoing, Company represents and warrants that in all respects, the manufacture and sale of the Products comply and will throughout the term of this Agreement comply with all applicable environmental laws, regulations and other regulatory requirements.

       If Company discovers a breach of any of the representations and warranties in this Section 4.4. it shall immediately notify 3Com of such breach in writing, explaining the circumstances constituting the breach and identifying the Product(s) involved. Further, Company shall defend, indemnify and hold harmless 3Com and its officers, directors, employees, agents, representatives, successors and assigns from any liabilities, losses, demands, claims or judgments arising from the breach of any of Company's representations and warranties set forth in this Section 4.4.

             4.5 Company shall give 3Com written notice of Product Updates, Upgrades and new versions as soon as reasonably possible, but in any event at least sixty (60) days prior to their availability to Company's customers. Such notices shall contain detail of the changes to the form, fit or function of the Product. Company shall use reasonable efforts to provide 3Com with six (6) months notice of new Products that Company elects to make available for distribution by 3Com under this Agreement. Company shall also provide 3Com at Company's MLOP Cost with NFR units of the affected Product modules so that 3Com has [*] new versions of Com21 Headend Products and future Com21 Headend Product Upgrades, one [*] Com21 Modem Products and future Com21 Modem Product Upgrades, concurrent with the providing of such notice or at the earliest possible date thereafter (but always prior to their general availability) for purposes of evaluation and testing of Compatibility with 3Com Products.

             4.6 Company agrees to give sixty (60) days prior written notice to 3Com of any product being considered by Company for distribution to customers through channels other than this Agreement, which is functionally similar to any of the Products or which is designed or will be marketed as compatible with any version of the Product ("Similar Product").

             4.7 For a period of twelve (12) months after delivery of each unit of the Com21 Headend or Com21 Modem, as the case may be, to the End User, Company warrants to 3Com that such Com21 Headend or Com21 Modem, as the case may be, will substantially conform to the Design Specifications and to any performance or other specifications for the Com21 Headend or Com21 Modem, as the case may be, published or made generally available by Company. For a period of ninety (90) days after installation of the Com21 Software by the End User, Company warrants that the media on which the Com21 Software is supplied will be free from defects in materials or workmanship. 3Com shall notify Company of any nonconformance during the applicable warranty period. The parties shall follow the RMA procedures set forth in Section 3.5



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(Return Material Authorization) of Exhibit C (Support Services). Company's
exclusive obligation with respect to nonconforming Product shall be, at Company's option, to repair or replace such Product within the turnaround time described in Section 3.5(ii) (Turn-Around Time) of Exhibit C (Support Services), or to refund to 3Com the purchase price paid for said Product. In the event a Product completely fails to function within the first forty-eight (48) hours of installation (dead- on-arrival or DOA) and is verified as such by Company, Company shall waive any charges to 3Com in order to effect the earliest reasonable repair or replacement of such defective Product. Replacement and repaired Products shall be warranted for the remainder of the warranty period or ninety (90) days, whichever is longer. Company will upgrade repaired Product to the most recent revision level of such Product at no cost to 3Com. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. The above warranty does not extend to any Product that is modified or altered by any party other than Company or other than pursuant to Company's recommendations, is not maintained to Company's maintenance recommendations, is operated in a manner other than that specified by Company or is treated with abuse, negligence or other improper treatment (including, without limitation, use outside the recommended environment). 3Com's sole remedy with respect to any warranty or defect is as stated in this Section 4.7.

             4.8 Company shall provide statistics on Product no problem found
(NPF) returns on a quarterly basis. During the Warranty Period, Company shall waive any NPF charges on in- warranty Products returned for repair. In the event that (a) NPF returns of a Com21 Headend Product exceeds twenty-five percent (25%) of the calendar quarter in-warranty returns of such Com21 Headend Product or (b) NPF returns of a Com21 Modem Product exceeds ten percent (10%) of the calendar quarter in-warranty returns of such Com21 Modem Product, both parties agree to work together to reduce the frequency of NPF returns of such Product.

             4.9 "Epidemic Failure" shall mean substantial deviations in a Product not modified by the Company or with the Company's authorization from the Design Specifications which significantly impair the use of such Product existing at the time of delivery but which are not reasonably discernible at that time and which are evidenced by an identical. repetitive defect due to the same cause and occurring in the same series of the Products.

       In the case of an Epidemic Failure, Company's obligations shall be, as soon as practical, to propose an action plan to fix the failure of any affected Products and to implement this action plan upon 3Com's acceptance thereof. If the action plan is not acceptable to 3Com, 3Com can require Company to repair or replace, at Company's option, the affected Products. The repair or replacement shall be done at mutually agreed-upon location(s); provided, however, that costs of repair or replacement together with the shipping, transportation and other costs of gathering and redisseminating the Products shall be borne by Company. The parties agree to make commercially reasonable efforts to complete the repair or replacement of all of the affected Products within four (4) weeks after written notice of Epidemic Failure by 3Com to Company.

             4.10 Company shall provide Authorized Resellers and End Users of the Products with warranty, maintenance and support services as provided herein.



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       5.    SOFTWARE LICENSE

             5.1 Subject to the terms and conditions of this Agreement, Company grants to 3Com a nonexclusive, nontransferable, worldwide, royalty-free license to reproduce and distribute to 3Com's customers object code versions of the Com21 Software for the Products and any patches, Updates, Upgrades and new versions thereto.

             5.2 Company will deliver each patch, Update, Upgrade or new version of the Com21 Software for the Product to 3Com in a mutually agreed upon format no later than the date that Company first makes such patch, Update, Upgrade or new version available to Company's own customers, subject to the terms and conditions of Section 4.5.

       6.    TESTING AND MODIFICATION OF THE PRODUCTS.

             6.1 As soon as reasonably possible after receipt of 3Com's written request, Company shall submit [*] to 3Com at Company's MLOP Cost for Compatibility testing as provided in Section 6.2 below. At 3Com's request, Company shall provide 3Com with up to [*] NFR receive modules for each sample at Company's MLOP Cost.

             6.2 3Com shall test such samples and notify Company in writing within sixty (60) days after receipt of the samples if the samples fail to materially comply with the Design Specifications or fail to be Compatible (each, a "Nonconformity"). Failure to so notify Company within said sixty (60) days shall be deemed to be acceptance of such samples. Such notice shall describe the Nonconformity in enough detail for the Company to reproduce such Nonconformity. Within thirty (30) days after receipt of such notice of Nonconformity, Company shall modify the Products to correct such Nonconformity and shall promptly resubmit four (4) samples of the redesigned Product (if such modified Product is a Com21 Headend Product, one (1) unit will have a fully-loaded configuration (i.e., all optional slots are filled with a combination of receive modules or 10Base-T modules, as determined by 3Com) and three (3) units will have a configuration containing at least one (1) receive module) to 3Com at no cost for re-testing. If 3Com rejects such redesigned Products due to a Nonconformity, the parties shall repeat the procedures set forth up to two more times, if necessary.

             If after the third delivery of samples to 3Com as set forth above, the samples contain a Nonconformity, then within ten (10) days of 3Com's written request, the parties will choose in -good faith an independent consulting firm acceptable to both parties (which acceptance will not be unreasonably withheld) to determine whether it is feasible to correct such Nonconformity. If the parties are unable to agree upon such independent consulting firm within such ten (10) day period, Company shall choose an independent consulting firm reasonably acceptable to it within ten (10) days after the expiration of such ten (10) day period. The parties agree that time is of the essence in the selection of such independent consulting firm. Unless otherwise agreed by the



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parties, the consultant shall be certified as a professional engineer in electrical engineering. Such consulting firm shall agree in writing to keep confidential the information disclosed to it by Company and 3Com. For purposes of this Section 6.2, a consulting firm will be deemed to be "Independent" if it does not have a material interest (financial or otherwise) in either party, it does not have any ongoing work with either party and its fees are not contingent on the results of such feasibility determination.

             Such firm will be instructed to make its decision in writing within thirty (30) days of being retained. Each party will fully cooperate with the consulting firm, will equally bear such firm's fees and expenses and will not take any action against such firm relating to its review or decision. If the consulting firm decides that the correction of the Nonconformity is feasible, then 3Com may immediately terminate this Agreement for Company's default and declare that an Event of Escrow Release (as defined in Section 16.1 (Technology Escrow and Manufacturing License)) has occurred. If the consulting firm decides that the correction of the Nonconformity is commercially not reasonably feasible, then 3Com may terminate this Agreement but such termination shall not constitute an Event of Escrow Release.

             6.3 The parties agree to meet quarterly to discuss the states and direction of Company's design and development of the Products and to assess how 3Com could assist to accelerate and enhance such design and development. During such status meetings, 3Com shall report to Company regarding changes to the design and functionality of the Products requested or suggested by Large Multiple System Operators and Multiple System Operators. For any given change so requested or suggested, if such change is requested or suggested by (i) one (1) Large Multiple System Operator, or (ii) by a combined total of any five (5) Large Multiple System Operators and/or Multiple System Operators, Company and 3Com will meet to discuss in good faith whether such change is reasonably feasible to implement and when such change could be implemented. Each Product developed as a result of such discussion shall be subject to Compatibility testing as provided in Section 6.2 above.

             6.4 Company at its expense shall implement any modifications necessary to maintain the Compatibility of the Products. The design and manner of implementation of such modifications shall be in Company's sole discretion. Company shall implement such modifications and [*] case may be, to 3Com at Company's MLOP Cost for testing within sixty (60) days after making any mutually agreeable changes to the Design Specifications, or such other time frame as may be mutually agreed in writing. Section 6.2 above shall apply to such modified Products, or the applicable module of such modified Products.

             6.5 Subject to Company's agreements with its subcontract manufacturers, 3Com shall have the right to perform vendor audits of manufacturing processes at Company's manufacturing and subcontract manufacturing facilities upon reasonable advance written notice, and Company shall reasonably cooperate with 3Com in that regard. If an inspection or test is



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made on Company's premises, Company shall provide 3Com's inspectors with reasonable facilities and assistance. Each party will bear its own expenses with respect to such audits.

       7.    PRICE AND PAYMENT.

             7.1 The price to 3Com for the Products are set forth in Exhibit B (Product and Price List). The prices for additional Products to be covered by the Agreement shall be set forth in amendments to Exhibit B (Product and Price
List). Company represents and warrants that, at the date of this Agreement, the prices set forth herein will not exceed those charged to any other customer of the Company purchasing the Products or products similar or equivalent thereto in similar channels and in similar quantities. If at any time, Company offers lower prices to any other customer for such similar or equivalent products on similar terms or on terms less favorable to Company, taken as a whole, Company shall immediately notify 3Com and offer such more favorable terms to 3Com effective as of the date such prices were offered to such other customer (provided 3Com adopts any and all minimum purchase commitments imposed upon such other customer). Any consideration provided to Company hereunder for Products delivered to 3Com prior to such date shall be non-refundable and non-creditable. Any other changes to the price paid by 3Com for the Products and prices for Upgrades shall be mutually agreed upon in writing.

             7.2 Payment for Products ordered pursuant to this Agreement shall be net thirty (30) days after the last to occur of (a) receipt of the Product by 3Com at the point of delivery, or (b) receipt by 3Com of Company's correct invoice.

             7.3 Company shall provide 3Com with thirty (30) days prior written notice of any price increases. In the event of a price decrease, all 3Com orders not yet shipped or in transit will be invoiced at the decreased price. Orders issued by 3Com after the date of the price decrease will be invoiced at the decreased price. Company shall also provide price protection on Products in 3Com's inventory purchased within the then current leadtime for such Products. In the event of a price increase, the new prices will apply to all orders accepted by Company after the notice period. In the event of a price increase, upon 3Com's request, Company shall furnish 3Com with Company's written cost-based justification for the Products documenting the reason for such price increase.

             7.4 The prices for the Products are exclusive of all federal, state or local sales, use, excise, ad valorem, export, import or value-added taxes. 3Com agrees to pay such taxes unless 3Com has provided Company with a valid exemption resale certificate, or unless 3Com is otherwise exempt. In addition, 3Com shall pay all duties, import licenses, fees, tariffs and other similar expenses incurred by Company in making international shipments hereunder.

             7.5 Notwithstanding any provision of this Agreement, 3Com is free, in 3Com's sole discretion, to distribute the Products at any price.

       8.       ORDERS AND RETURNS.

             8.1 3Com shall provide Company with a [*] nonbinding, forward looking, rolling unit order forecast and update such forecast on a monthly basis. Company shall



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                                       11
use such forecast for internal planning requirements only. Such forecast does not represent any commitment by 3Com to purchase Products. Further, Company shall treat all such forecasts as Confidential Information in accordance with
Section 13 (Confidential Information) below.

             8.2 Orders for Products must be in the form of written or electronically transmitted purchase orders. Neither party shall have any obligation to the other based on an orally transmitted order. In the event of a conflict between the terms of this Agreement and the terms of a purchase order or purchase acknowledgment, the terms of this Agreement shall govern. No minimum order quantities shall be required. Invoices by Company shall be in duplicate and shall include purchase order number, line item number, part number, description of items, quantities, unit price, and extended totals. Payment shall not be deemed to constitute acceptance.

             8.3 3Com shall submit binding purchase orders to Company at least ninety (90) days prior to the requested delivery date. ne parties agree to meet quarterly to discuss Company's efforts to reduce leadtimes for Products. 3Com's order shall automatically be deemed accepted upon receipt by Company. Company shall notify 3Com within two (2) business days after receipt of an order if Company anticipates any problem in shipping the quantity of Product ordered on the time schedule set forth below or in the order. Company shall ship all Com21 Modem Products ordered by 3Com within ninety (90) days of receipt of the order or as otherwise specified in the order. Company shall ship all Com21 Headend Products ordered by 3Com within ninety (90) days of receipt of the order or as otherwise specified in the order; provided however that if (a) the number of units of Com21 Headend Products ordered for delivery in the month for which delivery has been requested is greater than [*] the number of units of such Products forecasted by 3Com for the month in which delivery has been requested and (b) such number of units ordered over the forecasted number is greater than [*], then Company shall be obligated only to use commercially reasonable efforts to ship such Com21 Headend Products ordered by 3Com within ninety (90) days of receipt of order or as otherwise specified in the order.

             8.4 The quantity of goods on the face of the purchase order must not be exceeded without written approval from 3Com. 3Com will pay for maximum quantities ordered. Overshipments will be held at Company's risk and expense for a reasonable time awaiting shipping instructions. Return shipping charges for excess quantities will be at Company's expense.

             8.5 3Com shall have right to defer the shipment of all or part of any order prior to the estimated shipping date by giving Company written notice of the revised planned shipment date, subject to the following conditions:

                  (a) 3Com may delay delivery of any order, provided that the rescheduled delivery date occurs during the term of this Agreement. At 3Com's election, 3Com may reschedule such order (i) at no charge to 3Com, in which case such rescheduled order may not be further rescheduled or canceled, or (ii) pay a rescheduling fee equal to the percentage of the purchase price of the rescheduled Products corresponding with the notice given before the scheduled delivery date in accordance with the table set forth below, in which case such rescheduled order may be further rescheduled or canceled in accordance with this
Section 8.5:


*Certain information on this page has been omitted and filed separately with the
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                                       12

       Notice Before Scheduled Delivery Date       Rescheduling Charge
       -------------------------------------       -------------------
             0 to 30 days                                        [*]
             31 to 60 days                                       [*]
             61 to 90 days                                       [*]

                  (b) 3Com may cancel the delivery of any order. 3Com shall pay a cancellation charge equal to the percentage of the net purchase price of the canceled Product(s) corresponding with the notice given before the scheduled delivery date in accordance with the table set forth below.

       Notice Before Scheduled Delivery Date       Cancellation Charge
       -------------------------------------       -------------------
             0 to 30 days                                        [*]
             31 to 60 days                                       [*]
             61 to 90 days                                       [*]

             8.6 3Com shall have the right to request Company to expedite the shipping date of any order. Company shall use reasonable efforts to meet 3Com's new expected shipping dates.

             8.7 Company shall ship Products Ex Works [OPEN ISSUE - AWAITING COM21 INPUT] Company's manufacturing facility and shall invoice upon shipment (provided however that 3Com shall not be required to bear any additional costs or fees associated with shipment from a non-domestic location). Payment shall be in U.S. Dollars. Any invoiced amount not paid when due shall be subject to a service charge of one and one-half per-cent (1.5)% per month or if lower,the maximum amount permitted by law, provided however, that Company shall allow 3Com twenty (20) days after giving written notice of nonpayment to pay such amount before imposing a service charge.

             8.8 All Products delivered shall be suitably packed, depending on the method of shipment, in Company's standard shipping cartons, marked for shipment as specified in 3Com's purchase order, and delivered to 3Com or its carrier agent Ex Works [OPEN ISSUE] Company's manufacturing plant, at which time title to such Products and risk of loss shall pass to 3Com (provided however that 3Com shall not be required to bear any additional costs or fees associated with shipment from a non-domestic location). All Product units shall be marked with the Product's rev/version and a 3Com-supplied label of 3Com part numbers on the exterior in a visible location. 3Com shall select the carrier, unless otherwise agreed to in writing by 3Com. All freight, insurance and other shipping expenses, including special packing expenses shall be paid by 3Com from the Ex Works point (provided however that 3Com shall not be required to bear any additional costs or fees associated with shipment from a nondomestic location).

             8.9 3Com shall inspect all Products promptly upon the receipt thereof and may reject any Product that fails to conform to the specifications set forth in the Company's current brochure and specifications for the Product. Any Product not rejected within thirty (30) days after receipt of that Product by 3Com ("Rejection Period") shall be deemed accepted. To reject a Product, 3Com shall notify the Company within the Rejection Period in writing or fax of its


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

rejection and request a RMA number. The parties shall follow the RMA procedures set forth in Section 3.5 (Return Material Authorization) of Exhibit C (Support Services). 3Com shall pay the shipping charges for return of any Products found not to be defective, otherwise Company shall be responsible for all shipping charges associated with the return of defective Products.

             8.10 Unless a Product is returned in accordance with the provisions of Company's warranty for the Product as set forth in Section 4.7, after the Rejection Period 3Com may not return a Product to the Company for any reason without the Company's prior written consent. For any Product for which Company gives such consent, Company shall charge 3Com a restocking fee not to exceed fifteen percent (15%) of 3Com's purchase price for that Product and shall credit the balance of the purchase price to 3Com's account. 3Com shall be responsible for all shipping charges associated with the return of any Product pursuant to this Section 8.10.

             8.11 In the event of expiration or termination of this Agreement for any reason except for cause by Company based on the material breach of this Agreement by 3Com, Company shall repurchase from 3Com within thirty (30) days all unsold Products in 3Com's Inventory purchased by 3Com within four (4) months prior to said expiration or termination for the price paid by 3Com for each unit. Except when this Agreement is terminated for cause by Company based on material breach of this Agreement by 3Com, 3Com may at its election sell all or a portion of the remaining Inventory in lieu of returning same to Company.

             8.12 Company shall provide 3Com with at least six (6) months prior notice prior to ceasing production of the Products. Within ninety (90) days after the receipt of such notice, 3Com may place last time purchase orders with Company for the Products, which orders may be scheduled for delivery in accordance with the terms of this Agreement for up to six (6) months following the date production of the Products actually ceases. The foregoing shall not effect the ability of 3Com to continue to place regular orders in accordance with the terms of this Agreement until the production of the Products has ceased.

       9.    TRADEMARKS.

             9.1 Company hereby grants to 3Com a worldwide, nonexclusive, limited license to use the Company trademarks, and the respective stylistic marks listed on Exhibit F (Com21 Trademarks) to the Technology License and Reseller Agreement and such other mutually agreeable Company marks (collectively, the "Company Trademarks) in conjunction with the distribution of the Products and in 3Com's advertising promotional and printed materials for the Products. 3Com has provided to Company a copy of 3Com's Trademark Guidelines. 3Com shall use the Company Trademarks in the manner specified in 3Com's Trademark Guidelines for proper usage of 3Com trademarks. 3Com's Trademark Guidelines may be modified from time to time by 3Com, in its sole discretion, with written notice of such modification to Company. In the event Company implements its own trademark Guidelines or policies, 3Com agrees to comply with such guidelines or policies. If compliance with a Company policy or guideline is not reasonably feasible, 3Com shall notify Company in writing and propose an alternative procedure for Company's approval, which will not be unreasonably denied. Upon Company's request, 3Com shall provide Company with free samples of 3Com advertising, promotional and packaging materials for the Products for which such trademarks are used to ensure that

Company's quality standards are maintained.

       10.   REPRESENTATIONS AND WARRANTIES.

             10.1 Noninfringement. Company represents and warrants that it has full power and authority to grant the fights granted hereunder. Company further represents and warrants to the best of its knowledge that at the time of initial shipment of the Products to 3Com neither the Products nor their content, promotion, advertisement, sale, distribution or other disposition will infringe or violate any copyright, patent, trade secret, trademark, right of publicity or privacy or other personal or proprietary right of any third party. Company represents that, during the term of this Agreement, it will do all things necessary to maintain its copyright protection in the Products. 3Com's sole remedy for a breach of the foregoing representations and warranties shall be the indemnity set forth in Section 12.1 below.

             10.2 End User Warranty. Company shall include with each Product Company's standard license agreement for such Product ("End User License"). Company warrants that each Product conforms to the End User License. Company shall provide 3Com with complete, packaged Products with documentation containing the Company End User License and all warranties, disclosures and representations concerning the Products and their use. Company agrees that such warranties, disclosures and representations of Company are extended to 3Com and 3Com's Authorized Resellers and End Users.

       11.   TECHNICAL SUPPORT.

             11.1 Training and support services for the Products shall be provided as set forth in Exhibit C (Support Services).

       12.   INDEMNITY.

             12.1 Company shall indemnify and hold harmless 3Com and its directors, officers, employees and agents against any and all claims, actions or demands, alleging that the Products infringe any U.S., Canadian, European Community (EC) or Japanese copyrights, U.S., Canadian, EC or Japanese patents, trade secrets or other proprietary rights of any third parties.

                  (a) This obligation is contingent upon (i) 3Com giving prompt written notice to Company of any such claim, action or demand, (ii) 3Com allowing Company to control the defense and related settlement negotiations, and
(iii) 3Com fully assisting, at Company's expense, in the defense and/or settlement.

                  (b) Company shall have no obligation hereunder for any such claims, actions or demands to the extent such claims, actions or demands result from:

                        (i) the use of the Product combined with processes, materials, or products not supplied, created, developed or licensed by Company; or

                        (ii) the modification or attempted modification of the Product by parties other than Company or the use or distribution of such modified Product; or

                        (iii) 3Com's continued alleged infringing activity after being notified thereof or after being informed of modifications that would have avoided the infringement (but only if Company completely ceases the manufacture, use and sales of the applicable Product(s), and the costs of implementing such modifications shall be borne by Company);

3Com will indemnify and hold Company and its directors, officers, employees and agents harmless against any claim, action or demand excluded from Company's indemnity obligation under this Section 12.1 (b). This obligation is contingent upon (i) Company giving prompt written notice to 3Com of any such claim, action or demand, (ii) Company allowing 3Com to control the defense and related settlement negotiations, and (iii) Company fully assisting, at 3Com's expense, in the defense and/or settlement.

       Each party's obligation of indemnification under this Section 12.1 with respect to each claim, action or demand of infringement of any third party EC or Japanese copyright, patent, trade secret or other proprietary right ("Foreign Indemnity") shall not exceed the greater of (a) [*] or (b) the amount in aggregate paid to Com21 by 3Com hereunder during the twelve (12) month period prior to the date the notice of the claim, action or demand subject to such Foreign Indemnity was tendered to the indemnifying party. If it reasonably appears that the total liability of the indemnifying party under the Foreign Indemnity may exceed or has exceeded the limit specified above or if the indemnifying party fails to honor its obligations hereunder for such Foreign Indemnity, then the indemnifying party shall relinquish the sole control of the defense and/or settlement with respect to the claims, actions or demands covered by such Foreign Indemnity and the other party shall have the right to obtain sole control, except that the indemnifying party may retain some partial control as reasonably agreed by the parties, to the extent the indemnifying party has honored its obligations and still has liability under the Foreign Indemnity. Subject always to the limit set forth in the first sentence of this paragraph, the indemnifying party shall continue to have the obligation to promptly pay the costs and expenses of the defense of such a claim, including but not limited to reasonable attorneys' fees and all other related costs and expenses reasonably incurred by the other party in assuming and maintaining the defense. In such event the other party shall not have the right to effect a settlement involving a liability of the indemnifying party in excess of the liability limit described above or involving a non-monetary settlement on the part of the indemnifying party, without the prior written consent of the indemnifying party. Relinquishment of control shall in no event release the indemnifying party from any liability hereunder, subject always to the limit set forth in the first sentence of this paragraph. If the indemnifying party fails to so relinquish control then the parties agree that the limits on the indemnifying party's liability under the Foreign Indemnity to the other party under this paragraph shall cease.

       EXCEPT AS SET FORTH IN SECTION 10.1, THE FOREGOING IS IN LIEU OF ANY WARRANTIES OF NON-INFRINGEMENT, WHICH ARE HEREBY DISCLAIMED, AND STATES 3COM'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS DESCRIBED IN THIS SECTION 12.1. THE FOREGOING IS IN LIEU OF ANY WARRANTIES OF NON-INFRINGEMENT, WHICH ARE HEREBY DISCLAIMED AND STATES COMPANY'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THE


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



CLAIMS DESCRIBED IN THIS SECTION 12.1(B).

             12.2 3Com shall indemnify and hold Company and its directors, officers, employees and agents harmless against any and all claims, actions and demands to the extent arising under this Agreement on account of 3Com's activities. or those of its employees and agents (including, without limitation, Authorized Resellers and systems integrators) including, without limitation, liabilities arising from acts (or omissions to act) of negligence or willful misconduct or providing unauthorized representations or warranties (or failing to disclose all limitations on warranties and liabilities as set forth in Company's End User Software License Agreement) to its customers. 3Com's obligation under this Section 12.2 is contingent upon (i) Company giving prompt written notice to 3Com of any such claim, action or demand, (ii) Company allowing 3Com to control the defense and related settlement negotiations and
(iii) Company fully assisting, at 3Com's expense, in the defense and/or settlement.

       Company shall indemnify and hold 3Com and its directors, officers, employees and agents harmless against any and all claims, actions and demands to the extent arising under this Agreement on account of Company's activities, or those of its employees and agents (including, without limitation, Company's suppliers) including, without limitation, liabilities arising from acts (or omissions to act) of negligence or willful misconduct. Company's obligation under this Section 12.2 is contingent upon (i) 3Com giving prompt written notice to Company of any such claim, action or demand, (ii) 3Com allowing- Company to control the defense and related settlement negotiations and (iii) 3Com fully assisting, at Company's expense, in the defense and/or settlement.

       13.   CONFIDENTIAL INFORMATION.

             13.1 Confidential Information. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party (as defined in Section 1.11 (Confidential Information)) shall, at all times, both during the term of this Agreement and thereafter for a period of [*], keep in confidence and trust all of the Disclosing Party's (as defined in Section 1.11 (Confidential Information)) Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from failing into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and subsidiaries who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements which protect the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

             13.2 Exceptions to Confidential Information. The obligations set forth in Section


*Certain information on this page has been omitted and filed separately with the
 Commission. Confidential treatment has been requested with respect to the
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                                              17

13.1 (Confidential Information) shall not apply to the extent that Confidential Information includes information which (a) is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving; (b) is, or, through no act or failure to act of the Receiving Party, becomes publicly known; (c) is received by the Receiving Party from a third party without restriction on disclosure; (d) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving; (e) is approved for release by written authorization of the Disclosing Party; or (f) is required to be disclosed by a government agency to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however, that the Receiving Party will use its reasonable efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

             13.3 Remedies. Each party acknowledges and agrees that any breach of this Section 13 (Confidential Information) by a party's unauthorized use or disclosure of the Disclosing Party's Confidential Information would cause irreparable injury to the other party for which monetary damages are not an adequate remedy. Accordingly, in addition to other available remedies, the non-breaching party will be entitled to obtain appropriate injunctive relief and other equitable remedies in the event of such breach.

       14. PUBLICITY. Neither party shall disclose the terms of this Agreement without the prior approval of the other party, except that a party may disclose the terms of this Agreement where required by law, provided that such party makes every reasonable effort to obtain confidential treatment or similar protection to the fullest extent available to avoid public disclosure of the terms of this Agreement. A party required by law to make disclosure of the terms of this Agreement will promptly notify the other party and permit the other party to review and participate in the application process seeking confidential treatment.

       15.   TERM AND TERMINATION.

             15.1 Term. The Agreement shall commence on the Effective Date and shall continue for five (5) years thereafter unless terminated sooner under the provisions set forth herein. Thereafter, this Agreement shall automatically be renewed for successive one (1) year terms, unless 3Com requests in writing at least thirty (30) days prior to the end of the then current term that this Agreement not be so renewed; provided, however, that upon the occurrence of an event of Escrow Release (as defined in Section 16 (Technology Escrow and Manufacturing License), Company may not object to the renewal of this Agreement as provided above.

             15.2 Termination for Cause. This Agreement may be terminated by either party for cause immediately by written notice to the other upon the occurrence of any of the following events:

                  (a) if the other party ceases to do business or otherwise terminates its business operations for more than thirty (30) consecutive days; or

                  (b) if the other party materially breaches any material provision of this

Agreement and fails to substantially cure such breach within thirty (30) days of written notice describing the breach (twenty (20) days in the case of a breach of a payment obligation); provided however that a breach of the obligations set forth in Section 13 (Confidentiality) or Section 3.2 shall be grounds for immediate termination by the non-breaching party; or

                  (c) if the other becomes insolvent or seeks protection under any bankruptcy, receivership, creditors arrangement or comparable proceeding, or if such proceeding is instituted against the other and is not dismissed within ninety (90) days; or

                  (d) if Company ceases the manufacture and distribution of the Products.

             15.3 Survival. The parties' obligations under Section 2.4, Section 4.7, Section 7 (Price and Payment), Section 8.9, Section 8.11, Section 10 (Representations and Warranties), Section 11 (Support Services), Section 12 (Indemnity), Section 13 (Confidential Information), Section 15.5, Section 18 (Limitation of Liability), Section 19 (Miscellaneous) and obligations accrued during the term of this Agreement to make payments shall survive the termination of the Agreement.

             15.4 Upon expiration or termination of this Agreement by Company pursuant to Section 15.2 (Termination for Cause) above, all licenses granted to 3Com hereunder shall immediately terminate and 3Com shall discontinue all distribution of the Products and use of the Marks; provided, 3Com may retain a reasonable number of copies of the Com21 Software in object code form to be used solely for support of its installed base of Products as of the date of termination and 3Com shall have a limited license only to the extent necessary for 3Com to support the installed base of Products.

             15.5 Each party shall, within fifteen (15) days of the effective date of any termination of this Agreement, return to the other or destroy all full or partial copies, in whatever media, of all the other party's Confidential Information and any and all other materials in such party's possession which had been furnished to it by the other party pursuant to this Agreement, and such party shall warrant in writing to the other within thirty (30) days after termination or expiration that all such materials have been returned or destroyed pursuant to this Section 15.5.

             15.6 Upon an End User acquiring a copy of the Com21 Software pursuant to an End User License Agreement, the End User shall be entitled to use that copy of the Com21 Software. subject to the terms and conditions of the End User License Agreement. The rights of End Users are independent of this Agreement and will survive any termination of this Agreement for any reason whatsoever.

       16.   TECHNOLOGY ESCROW AND MANUFACTURING LICENSE.

             16.1 Technology Escrow and Manufacturing License. Within ten (10) days after the first shipment of Products from Company to 3Com, Company shall place the Technology Documentation for all versions of the Com21 Headend Products initially listed on Exhibit B (Product and Price List) in a mutually agreed upon escrow account pursuant to the Escrow Agreement attached hereto as Exhibit D (Escrow Agreement). Thereafter, within ten (10) days after the execution of any amendments to Exhibit B (Product and Price List) to add additional updates or versions of the Com21 Headend Products or to add new Com21 Headend Products. Company shall place the Technology Documentation for such Com21 Headend Products into such escrow account. 3Com shall pay any and all annual fees, deposit fees, reporting fees and costs associated with such escrow, however, Company will bear its own cost of creating the deposit and all updates thereto. Company hereby grants to 3Com a worldwide, non-exclusive, non-transferable, non-sublicensable, perpetual, irrevocable license to manufacture, have manufactured, import. sell, repair, use, modify (but only to make error corrections or make Compatible) reproduce and, with respect to Com21 Headend Software, distribute error corrections and modifications made by 3Com in object code form only, of the Com21 Headend Products under all registered and unregistered copyrights, patents, trade secrets, mask works, designs, drawings, specifications, vendor lists and all other data and other information owned by Company or to which Company has the right to grant sublicenses with respect to the design, manufacture, maintenance and use of the Com21 Headend Products and any other intellectual property rights associated therewith, and to prepare and have prepared derivative works based thereon (but only to make error corrections or make Compatible), and to use source code for the software contained in or associated with the Com21 Headend Products to make and have made, use. sell, modify (but only to make error corrections or make Compatible), reproduce, and with respect to Com21 Headend Software, distribute error corrections and modifications made by 3Com in object code form only and prepare and have prepared derivative works based on the Com21 Headend Products (but only to make error corrections or make Compatible), and to grant sublicenses to third parties as to any or all of the rights granted to 3Com under this license and to have immediate and complete access to all embodiments of the Seller Technology otherwise held by Company, only in the event (i) Company becomes insolvent, generally fails to pay or admits in writing its inability to pay its debts as they become due, (ii) Company applies for or consents to the appointment of a trustee, receiver or other custodian or makes a general assignment for the benefit of its creditors, (iii) this Agreement is not assumed in its entirety pursuant to Section 365 of Title 11 of the United States Bankruptcy Code and not dismissed within ninety (90) days of the date of the filing of any bankruptcy proceeding or if the bankruptcy trustee rejects this Agreement prior to the expiration of said ninety (90) day period, (iv) Company takes any corporate or other action to authorize, or in furtherance of, any of the foregoing, (v) any event occurs which would permit 3Com to terminate this Agreement pursuant to
Section 15.2 (Termination for Cause) except as described in Section 2.4 (Sustaining Engineering/Error Correction) of Exhibit C (Support Services) of this Agreement or to terminate the Technology License and Reseller Agreement (except as described in Section 5.3 of such agreement (Acceptance) or if 3Com elects not to renew such agreement in accordance with Section 17.1 (Term) of the Technology License and Reseller Agreement), (vi) Company ceases, or gives notice that it intends to cease manufacturing and distributing the Com21 Headend Products or (vii) the Company is unable to meet the reasonable supply requirements of Com21 Headend Products of 3Com's customers. For purposes of this
Section 16.1 (Technology Escrow and Manufacturing License), Company shall be deemed to be unable to meet the reasonable supply requirements of 3Com's customers if [*]; provided that such delays in shipment are not the result of the occurrence of a force majeure condition as specified in Section 17 (Force Majeure) that has lasted for less than one hundred thirty-five (135) days or is not due to any delay, failure to perform or interference by 3Com. In


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



order for Company not to be deemed unable to meet such reasonable supply requirements, Company must fulfill orders on a "first-in first-out" (FIFO) basis (e.g., orders from Company's customers are fulfilled in the order they are received) The occurrence of any of the foregoing shall constitute an "Event of Escrow Release" for purposes of this Agreement.

             16.2 Royalties. In the event that, pursuant to an Event of Escrow Release, the manufacturing license granted by Com21 to 3Com pursuant to Section
16.1 (Technology Escrow and Manufacturing License) (the "Manufacturing License") becomes effective 3Com shall pay Com21 a royalty of [*] of 3Com's MLOP Cost of the units of the Com21 Headend Products manufactured by or for 3Com pursuant to the Manufacturing License, provided, however, that 3Com shall not owe any royalties on (a) [*] manufactured by or for 3Com not included within the units described in clause (a).

       Royalties shall be paid on a quarterly basis and shall be payable within forty-five (45) days from the end of each 3Com fiscal quarter, Such payments shall be accompanied by quarterly reports listing the quantity of Com21 Headend Product units manufactured by or for 3Com and 3Com's MLOP cost of such units during the applicable fiscal quarter.

       17.   FORCE MAJEURE.

             17.1 Except of the payment of money and the obligation of confidentiality described in Section 13 (Confidential Information), neither party will be liable for any failure or delay beyond its control in performance under this Agreement due to fire, explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, war, insurrection, riot, act of God or the public enemy, law, act, order, export control regulation, proclamation, decree, regulation, ordinance, or instructions of Government or other public authorities, strikes, lockouts or other labor disputes or shortages or inability to obtain material or equipment, compliance with laws or regulation (including, without limitation, those related to infringement) or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement). In the event of the happening of such a cause, the party whose performance is so affected will give prompt, written notice to the other party, stating the period of time the same is expected to continue. The affected party will use its reasonable efforts to mitigate the effect of the event giving rise to the failure or delay in performance.

       18.   LIMITATION OF LIABILITY,

             18.1 EXCEPT FOR A BREACH OF SECTION 13 (CONFIDENTIALITY) AND EXCEPT AS OTHERWISE PROVIDED IN SECTION 12.1 ABOVE, NEITHER PARTY SHALL HAVE ANY LIABILITY OF ANY KIND OR FOR LOSS OF REVENUE OR LOSS OF BUSINESS OR OTHER FINANCIAL LOSS OR FOR ANY COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION IN CONNECTION WITH THE MANUFACTURE, SALE, INSTALLATION, USE, PERFORMANCE, FAILURE OR CORRUPTION OF THE COM21 PRODUCT(S) LICENSED


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

HEREUNDER, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF A PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

             18.2 Notwithstanding Section 18.1, in the event Company breaches its obligations to sell Products to 3Com under this Agreement, Company agrees that it shall use its best efforts to have its other authorized resellers of such Products sell to 3Com such number of units of the Products that Company failed to sell to 3Com. Company agrees that the limitation of cover remedy described in Section 18.1 shall not apply in the event 3Com procures substitute Products from such other resellers.

       19.   MISCELLANEOUS.

             19.1 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally,
(b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section
19.1 (Notices).

             If to 3Com:3Com Corporation
                        5400 Bayfront Plaza
                        Santa Clara, CA 95052
                        Telecopy: (408) 764-8955
                        Attention:  Interface Products Group Purchasing Manager

           with a copy to the attention of 3Com's General Counsel at the address above, and a telecopy number of (408) 764-6434.

        If to Company:  Com21, Inc.
                        750 Tasman Drive
                        Milpitas, CA 95035
                        Telecopy: (408) 953-9299
                        Attention: President

       with a copy to:  Brobeck, Phleger & Harrison LLP
                        Two Embarcadero Place
                        2200 Geng Road
                        Palo Alto, CA 94303
                        Telecopy: (415) 496-2885
                        Attention: Edward M. Leonard, Esq.

Such notice will be treated as having been received upon the earlier of actual receipt or five (5) days after posting.

             19.2 Assignment. Neither party may assign, voluntarily, by operation of law or otherwise, any rights or delegate any duties under this Agreement (other than the right to receive payments) without the other party's prior written consent, and any attempt to do so without such consent will be void, except that an assignment to an acquiror of all or substantially all of a party's stock, assets or business shall not require the prior written consent of the other party. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

             19.3 Modification. This Agreement cannot be amended or modified, except by written instrument executed by the duly authorized representatives of both parties.

             19.4 Independent Contractors. The parties are independent contractors of each other and neither has nor shall have any power, right or authority to bind the other, or to assume or to create any obligation or responsibility, express or implied, on behalf of the other. Nothing contained in this Agreement shall be construed as establishing 3Com and Company as partners or joint venturers, or as creating the relationship of employer and employee, master and servant, or principal and agent between them.

             19.5 Headings. The printed titles given to the clauses of this Agreement are inserted for convenience only and do not form part of this Agreement and shall not affect its interpretation.

             19.6 Waiver. A waiver of any default hereunder or of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or of any other term or condition, but shall apply solely to the instance to which such waiver is directed. The exercise of any right or remedy provided in this Agreement shall be without prejudice to the right to exercise any other fight or remedy provided by law or equity, except as expressly limited by this Agreement.

             19.7 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, then. to the extent permitted by law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

             19.8 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND ALL DISPUTES HEREUNDER SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF CALIFORNIA, EXCEPT ITS CONFLICT OF LAW RULES. THE PARTIES EXCLUDE IN ITS ENTIRETY THE APPLICATION TO THIS AGREEMENT OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

             19.9 Choice of Forum. The sole jurisdiction and venue for actions related to the subject matter of this Agreement shall be the United States District Court and the Courts for the State of California, Santa Clara County and the parties hereby submit to the jurisdiction of such courts and waive any and all venue objections.

              19.10 Export Controls. 3Com shall comply with afl applicable export laws, restrictions, national security controls and regulations of the United States and all other applicable foreign agencies and authorities, and shall not export or re-export, or allow the export or re-export of any Com21 Product or any copy, portion or direct Product thereof (i) in violation of any such restrictions, laws or regulations, or (ii) without all required authorizations to Cuba. Libya, North Korea, Iran, Iraq or Rwanda or to any Group D:1 or E:2 country (or any national of such country) specified in the then current Supplement No. I to part 740 of the U.S. Export Administration Regulations (or any successor supplement or regulations); 3Com shall obtain any necessary licenses and/or exemptions with respect from the U.S. of all materials or items deliverable by Company and upon request by Company shall demonstrate to Company compliance with all such applicable laws and regulations prior to delivery thereof by Company.

             19.11 Attorneys' Fees. Any action to enforce this Agreement, the prevailing party shall be awarded all court costs and reasonable attorneys' fees incurred, including such costs and attorneys' fees incurred in enforcing and collecting the judgment.

             19.12 Entire Agreement. This Agreement, the Technology License and Reseller Agreement and the Exhibits attached hereto and thereto (except for Exhibit G (Technology Escrow and Manufacturing License) of the Technology License and Reseller Agreement) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous or simultaneous proposals, negotiations, representations, commitments, writings and all other communications between the parties, both oral and written. This Agreement may not be released, discharged, changed or modified except by an instrument in writing signed by a duly authorized representative of each of the parties. The terms of this Agreement shall prevail in the event that there shall be any variance with the terms and conditions of any invoice, acknowledgment or other such document submitted by Company or any purchase order, acknowledgment or any other such document submitted by 3Com.

             19.13 Allocation of Risk. The sections on limitation of liability, warranty and warranty disclaimer allocate the risks in the Agreement between the parties. This allocation is an essential element of the basis of bargain between the parties.

             19.14 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

             19.15 Counterparts. This Agreement may be signed in two counterparts which together shall form a single agreement as if both parties had executed the same document.

       IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement.

COMPANY:                                3COM:

COM21, INC.                             3COM CORPORATION


-------------------------------         -------------------------------
Name                                    Name


-------------------------------         -------------------------------
Title                                   Title


-------------------------------         -------------------------------
Date                                    Date

                                    EXHIBIT A

                              DESIGN SPECIFICATIONS

       [to be attached prior to date of first shipment of Products by Company to 3Com; Specs for Products shipped already to be provided by Com21 prior to execution]

                                    EXHIBIT B

                             PRODUCT AND PRICE LIST





                            CHANNEL PARTNER DISCOUNTS




                                  SECTION FOUR

                                                                    Confidential


                           3COM ADDITIONS TO EXHIBIT B

                        COM21 PRODUCTS EXTENDED WARRANTY


Service Agreement Packages:

       Annual (Standalone) Software Maintenance Agreement

Software Maintenance

       The annual service agreement can also be bundled with a software maintenance agreement which provides upgrades to major and maintenance software releases: Price:First Year SW maintenance at time of NMAPS purchase: [*]

                  If purchased within 12 months of time of NMAPS purchase:
                  [*]

                  If purchased after 12 months of NMAPS purchase and the release of the Com21 Software held by the End User is the then current release or the immediately preceding release: [*]

                  If, however after 12 months, the End User has an older version of the Com21 Software that is two or greater versions behind the then current release, the End User must also purchase the then current release at full price.

PRODUCTS COVERED:

       NMAPS
       System Software

TYPICAL SCENARIOS:SCENARIOS:

       Maintenance Release (3.X to 3.X+1)
       Software Maintenance contract customers automatically receive upgrade at no additional charge. New customers pay list price of software and receive current rev (3.X + 1)

       Major Release (3.X to 4.0)
       New customers pay full list price for and are offered the choice of purchasing a software maintenance contract.



*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                                    Confidential



       NOTE: Customer Service will always be able to upgrade a customer for free if they deem necessary.

Duration of Contract

       Maintenance contracts last for 12 months from the time of purchase. These will not be dependent on the calendar year. Renewal notification shall be generated by order administration sixty (60) days notice and sent to sales for their follow-up.

                                    EXHIBIT C

                                SUPPORT SERVICES

1.     Definitions

       Authorized Caller. "Authorized Caller" means a person or persons designated by 3Com as the technical support interface for the Products.

       Designated Support Engineer. "Designated Support Engineer" means a person or persons designated by Company as the technical support interface for after-hour assistance, if different from "Primary and Secondary Contacts."

       Error. "Error" means a defect in the Product which is reproducible and which causes such Product not to function substantially in conformance with the Company's Design Specifications, End User documentation, or other related documentation, including without limitation any functional specifications or other engineering documentation for the Product, or commonly accepted operating principles as defined by industry standards. Errors are classified as follows:

             Severity 1: Major Service Interruption. The problem causes significant loss of user data or work time. Performance degradation is such that Major Functions cannot be completed. The customer cannot accomplish meaningful work and there is no customer acceptable Workaround available.

             Severity 2: Significant Service Interruption. The problem causes difficulty in the execution of a Minor Function. Perceptible performance degradation may occur but the function completes after a period of time acceptable to the customer. Customer acceptable Workaround available.

             Severity 3: Other Non-Conformance to Specification. No loss of function, but impairs some operations. Problem causes a minor inconveniences such as cosmetic problem, awkward interface, or minor syntax discrepancy. This includes documentation errors.

             Major Function. "Major Function" means a function that is frequently used or represents the essential functions for which Product is purchased or used by a customer or is necessary for approval or sale by Government agencies or applicable standards.

             Minor Function. "Minor Function" means a function that is not frequently used or does not represent the essential functions for which the Product is purchased or used by a customer or is not necessary for approval or sale by government agencies or applicable standards.

             Primary and Secondary Contacts. "Primary and Secondary Contacts" means the persons assigned by Company as the technical support interface for the Products.

             Problem Priorities. "Problem Priorities" classify the criticality of a problem at a customer site. Problem Priorities are assigned at the time of 3Com's initial contact with Company. Problem Priorities may be changed based upon new information or customer situation. Problem Priorities are defined the same as Errors, but refer the classification of the incident, not any resulting Error which may be identified during the resolution of the incident.

             Severity 1: Major Service Interruption. The problem causes significant loss of user data or work time. Performance degradation is such that major functions cannot be completed. The customer cannot accomplish meaningful work and there is no customer acceptable workaround available.

             Severity 2: Significant Service Interruption. The problem causes difficulty in the execution of a minor function. Perceptible performance degradation may occur but the function completes after a period of time acceptable to the customer. Customer acceptable workaround available.

             Severity 3: Other Non-Conformance to Specification. No loss of function, but impairs some operations. Problem causes a minor inconveniences such as cosmetic problem, awkward interface, or minor syntax discrepancy. Documentation errors are classified as Severity 3 incidents.

             Technical Support Levels. "Level" means a certain class of service provided to Authorized Resellers and End Users. Definitions are as follows:

             Level One: Technical support staff is competent to answer technical inquiries regarding Products, perform remedial hardware determination, and Product installation and configuration support.

             Level Two: Technical support staff is competent to identify the cause of a problem, replicate the problem at either the end-user site or 3Com test facility, and implement a solution for a problem which is not the result of a Product Error. In the case of a Product Error, the technical staff is competent to identify the source of the Error, create a reproducible test case, and document the details of the Error for escalation to Company.

             Level Three: Staff is competent to identify a Product Error and implement a solution through a Product change in either hardware or software.

             Workaround. A "Workaround" is a feasible change in operating procedures whereby an End User can avoid any deleterious effects of an Error.

       2.    Technical Support

             2.1 Support Issues. 3Com is responsible for providing Level One and Level Two pre-sales and post-sales support services to its Authorized Resellers and End Users. Company shall provide Level Three back-up technical support to 3Com, and shall make available to 3Com support via telephone, FAX or E-Mail to 3Com's Authorized Caller(s).

Company's support will provide telephone acknowledgment of 3Com's support calls within (1) hour on a twenty-four (24) hour per day, seven (7) days per week, three hundred and sixty-five (365) days per year basis provided that 3Com calls the Primary or Secondary Contact or Designated Support Engineer. 3Com will receive most favored class of priority from Company, and will be assigned Primary and Secondary Contacts. This support shall be provided at 3Com's FCS/First Customer Ship for one (1) year at no cost to 3Com. Thereafter, 3Com has the option to renew such support services on a quarterly basis during the term of this Agreement and for each of the next four (4) years thereafter, at a quarterly cost to be set forth in Exhibit B (Product and Price List), which cost shall not exceed Company's price to other customers for such maintenance and support, less Company's most favored discount therefor. 3Com is under no obligation to renew all or any portion of such support and may cancel all or any portion of such support at any time and receive a prorated refund of any prepaid fees. Such support shall be automatically renewed unless 3Com gives written notice of termination of support at least thirty (30) days prior to the end of the current quarter.

             The Authorized Callers will be the primary contacts between 3Com's and Company's technical support centers. 3Com will be permitted to register up to six Authorized Callers. 3Com will provide a list of Authorized Callers including names, address, phone numbers, and internet e-mail address. This list will be reviewed quarterly and updated as required. All Authorized Callers shall receive training as set forth in section 4.

             Company will provide a list of Designated Support Engineers; this list will be reviewed quarterly and updated as required.

       The Primary and Secondary Contacts will be the contacts between Company's and 3Com's Authorized Callers. Company will provide a list of Primary and Secondary Contacts; this list will be reviewed quarterly and updated as required.

             2.2 Resolution of Support Issues. 3Com shall reasonably attempt to resolve Level One and Level Two customer support requirements for the Products prior to contacting Company. Company will provide Level Three support to 3Com. In the event that 3Com cannot successfully resolve customer issues within a reasonable period of time, upon request from 3Com Company shall use commercially reasonable efforts to provide Level Two technical support to ensure that 3Com provides prompt resolution of issues regarding Products. Company will not, regarding the Products, contact or provide direct support to 3Com's customers pursuant to this Agreement without 3Com's prior approval. Company will use commercially reasonable efforts to provide an initial response acknowledging receipt of the support request to all 3Com support requires within one (1) hour and 3Com and Company will agree, in good faith, what additional information and/or documentation will be required for resolution. If a particular problem is not resolved or identified as an "Error" within two (2) business days following the initial call to Company, technical support managers and engineers for each party will work in good faith to devise and carry out a plan that will provide a timely and satisfactory resolution. Company shall work with 3Com in attempting to reproduce any such problem.

             2.3 Emergency Technical Support. For End User or Authorized Reseller problems deemed by 3Com to be a Severity I emergency, Company will use its commercially reasonable efforts to address and resolve the problems as quickly as possible.

       Except as set forth in this Exhibit C (Support Services), Company shall have no responsibility pursuant to this Agreement for providing technical support directly to 3Com's Authorized Resellers and End Users. Such technical support shall be provided by 3Com and/or its Authorized Resellers in accordance with 3Com's usual customer support procedures. However, in the event that an End User requires emergency, on-site support that would be significantly facilitated by Company's assistance and such support is requested by 3Com, Company agrees to use its commercially reasonable efforts to provide such emergency support. 3Com will attempt to manage the situation, such that Company's assistance will be transparent to the customer and shall reimburse Company for its time at the price set forth in Exhibit B (Product List and Prices), plus other reasonable expenses. In situations where the site visit was precipitated by a known (but unresolved) or acknowledged Company problem, 3Com will not reimburse for labor or expenses. Problems regarded as emergencies include, but shall not be limited to, problems resulting from Errors. Problem resolution shall be governed by the Sustaining Engineering/ Error Correction section below.

             2.4 Sustaining Engineering/Error Correction. 3Com and Company shall promptly agree in good faith to provide any information and/or documentation which may be required to permit Company to identify and resolve Product Errors. The Error correction period begins after Company (a) has enough information to profile the Error and (b) can recreate the Error or has access to a facility where the Error can be recreated. Company agrees to respond to identified Errors based on the following time-table:

       Severity 1 Errors. Company shall use its commercially reasonable efforts to resolve or reduce the severity via workaround and/or patch within forty-eight (48) hours of receipt of notice of such Error. Company shall provide its action plan within twenty-four (24) hours, and regular status updates. Final resolution shall be identified per action plan. 3Com and Company problem managers shall review Error status after forty-eight (48) hours.

       Severity 2 Errors. Company shall use its commercially reasonable efforts to resolve or reduce the severity via workaround and/or patch within five
       (5) working days of receipt of notice of such Error. Company shall provide an action plan within seventy-two (72) hours, and regular status updates. 3Com and Company problem managers shall review after five (5) working days. When required, a final engineering solution shall be identified per action plan.

       Severity 3 Errors. Company shall use its commercially reasonable efforts to acknowledge the Error within fifteen (15) working days of receipt of notice. Acknowledgment will convey entry into Company's Error or Product Requirements Database. Final engineering resolution will be determined and scheduled through mutual agreement between 3Com and Company's Engineering and Marketing management.

       The prescribed Error correction periods above may be extended as mutually agreed, e.g., if resolution of problem requires timely hardware certification or test, or if resolution represents significant risk to the Major Functions.

       Provided that Company is using its commercially reasonable efforts to resolve any such Error, 3Com agrees that a breach of this provision by Company is insufficient to allow 3Com to terminate the Agreement and shall not be an Event of Escrow Release; provided, however, 3Com shall be entitled to pursue any other remedy available to 3Com, including, but not limited to seeking damages for Company's breach.

       Company shall provide 3Com, as a common business practice, a mechanism by which 3Com may receive a monthly detail list of the status of all Errors reported and/or resolved. This list shall contain known problems, Workarounds list and open Error/Bug report.

             2.5 Support Tools. At no charge to 3Com, Company shall provide diagnostic tools which Company has the right to provide to 3Com and procedures and a list/description of test equipment reasonably necessary and used by Company to troubleshoot problems and assist in problem identification, isolation and resolution.

       Company shall also provide the following additional support tools, if available: (i) compatibility/inter-operability matrix and (ii) supported and not supported configurations statement. Company shall further promptly provide to 3Com when available, all modifications or other revisions to such support tools.

             2.6 Support Evaluation. From time to time following acceptance by 3Com of the Products, but no less frequently than once each calendar quarter, management-level support representatives from each party will meet to review the performance of, and recommend improvements regarding, the technical support and warranty assistance offered to End Users and Authorized Resellers under this Agreement.

       3.    Hardware Support

             3.1 Repair Services. 3Com shall have the right to purchase Product repair services, spare parts and upgrade kits as applicable for a period of seven (7) years after the last shipment of the affected Product hereunder, notwithstanding the expiration of the Agreement. Such purchases shall be governed by the applicable terms and conditions set forth herein. The prices charged for such Product repair services, spare parts and upgrade kits shall be at the lowest prices then charged by Company to any other Customer for similar quantities of the same or comparable items. Should Company fail to provide exchange or repair obligations, then Company will provide suitable and form, fit, and function compatible replacement products at no additional charge to 3Com.

             3.2 Inventory Requirements. Company will provide failure analysis reports for the Product. The reports shall include predicted, demonstrated and field data for the whole unit assembly and individual subassemblies (FRUs/Field Replaceable Units), including MTBF/Mean Time Between Failure data, and how MTBF is computed. The reports will also include the sparing/inventory rationale used by the Company. Company will provide to 3Com product and spares inventory recommendations, based on the failure analysis data.

             3.3 Test and Repair Procedures. At no charge to 3Com, Company shall provide test specifications, test equipment specifications, and written test procedures necessary to enable 3Com personnel to verify functional failures, perform adjustments and alignments, as required, and verify functional performance.

             3.4 Out-of-Warranty Repairs. Company will repair or replace a defective Product and forward the same back to 3Com. Company will repair defective Product to 3Com standards, including cosmetic standards (i.e., proper labeling, no scratches or dents, all feet). Company will upgrade repaired Product to the most recent revision level for such Product at no additional cost. Company shall charge its standard repair rates less the largest discount offered to Company's other customers. Any out-of-warranty repaired Products carry a ninety (90) day warranty from shipment by Company. 3Com reserves the option to perform out-of-warranty repairs at the 3Com repair facilities. In the event 3Com exercises the option to perform repairs at the 3Com facilities, Company shall provide all required product specifications, engineering documentation, test and repair procedures. Out-of-warranty repair charges for a Product shall not exceed twenty percent (20%) of the discounted price paid by 3Com for such Product.

             3.5 Return Material Authorization (RMA). Company shall provide 3Com with RMA procedures. The following procedure shall apply to Company's repair of both in- warranty and out-of-warranty Products, except as otherwise noted.

                  (i) Management. Company will use its commercially reasonable efforts to provide 3Com with RMA number within twenty-four (24) hours after receipt of request. 3Com Repair RMA returns of Products will be managed through a 3Com Repair center. 3Com shall notify Company if it opens more than five such repair centers. Company will provide domestic and international interfaces to manage 3Com returns. 3Com shall return Product to Company's closest geographic repair center.

                  (ii) Turn-Around Time. Company will use commercially reasonable efforts to repair or replace the defective Product and forward the same back to 3Com within ten (10) business days after receipt, but in all instances Company shall repair or replace the defective Product and forward the same back to 3Com within fifteen (15) business days. Company will provide expedited repair service to accommodate 3Com emergency requirements with an expedite cost equal to ten percent (10%) of the repair charge described in the last sentence of section 3.4 above; provided however that if the Product for which expedited repair service has been requested is not repaired or replaced and forwarded back to 3Com within ten (10) business days, such expedite cost shall be waived.

                  (iii) Reporting. 3Com Repair RMA returns of Products will be returned with an itemized repair report for each unit. Company will provide a monthly report of: (i) RMAs processed, including failure analysis and (ii) physical inventory of 3Com owned material. Upon special request, Company will provide inventory status within two (2) business days.

                  (iv) Shipping charges. 3Com will pay shipping charges on out-of-warranty Products shipped to Company for repair. Company will pay shipping charges on Products returned to 3Com.

                  (v) Packaging requirements. Company and 3Com will jointly develop a repair shipping process prior to FCS/First Customer Ship of a Product by 3Com that satisfies packaging requirements for both parties.

             3.6 No Problem Found (NPF). Company shall provide statistics on Product NPF returns on a quarterly basis. Company shall waive any NPF charges on Com21 Headend Products returned for repair to the extent such Com21 Headend Products represent less than twenty-five percent (25%) of the out-of-warranty Com21 Headend Products returned for repair during that calendar quarter. 3Com may be subject to charges associated with Company's handling and shipping of NPF returns in excess of twenty-five percent (25%) of the out-of-warranty Com21 Headend Product returns, not to exceed twenty-five percent (25%) of the repair charge. Company shall waive any NPF charges on Com21 Modem Products returned for repair to the extent such Com21 Modem Products represent less than ten percent (10%) of the out-of-warranty Com21 Modem Products returned for repair during that calendar quarter. 3Com may be subject to charges associated with Company's handling and shipping of NPF returns in excess of ten percent (10%) of the out-of-warranty Com21 Modem Product returns, not to exceed twenty-five percent (25%) of the repair charge. Further, both parties agree to work together to reduce the frequency of NPF returns.

       4.    Training

             4.1 Technical Training. During the term of this Agreement, Company shall, at its expense, provide 3Com with one (1) course per Product of basic and advanced training for up to six (6) 3Com employees (including the Authorized Callers) engaged in the technical support of the Product. Company shall further provide to 3Com, at Company's expense, similar training for modifications or other revisions to the Product(s). Training will be conducted at Com21's facilities in Milpitas, California or such other mutually agreeable facility.

       Each training course shall commence on a mutually agreed upon date. Such training shall cover in detail, the installation, configuration, operation, trouble shooting, adjustment, test and maintenance of the Product. When training is held at Company's training facilities, Company shall provide a reasonable quantity of appropriate Product units as training aids. When such classes are conducted at 3Com's facilities, 3Com shall provide a reasonable quantity of Products, and other required equipment as training aides. Company shall provide copies of the student training guides, and all other necessary materials to each trainee and to 3Com. 3Com may record any or all training courses on video tape and may reproduce and distribute such recordings, for internal use only, under 3Com's name.

       Company also shall provide at no cost to 3Com, continuing training to 3Com employees and independent contractors, as follows:

                  (a) After the first year of the Agreement, Company shall provide annually to 3Com, without cost, complete technical training relating to its Products for up to six (6) qualified individuals;

                  (b) Upon the release of each new Product or new version of existing Product with substantial functional changes, Company shall provide to 3Com, without cost, complete technical training relating to such new Product or version for six (6) qualified individuals.

       Company shall offer additional training throughout the term of this Agreement at Company's standard rates that are listed in Exhibit B (Product and Price List). If conducted at other than 3Com's Santa Clara or San Jose facility or Company's facility, 3Com shall pay all reasonable costs incurred by Company's instructor(s) for travel and living expenses during the period of such training. Company shall pay for the salary of its instructor(s) and all other costs and expenses related to such training. Company shall submit invoices to 3Com after the conclusion of such training classes which itemize all expenses incurred and shall include copies of all receipts therefor. Payment terms shall be net thirty
(30) days from receipt of invoice.

             4.2 Training Courses and Materials. During the term of this Agreement, Company shall provide 3Com with all materials utilized to provide training in connection with the Products. Training shall include, but is not limited to, customer reseller and end-user courses. Training materials shall also include, but are not limited to, instructor guides, overheads, student workbooks, and manual/guides. Company shall provide masters of such training materials in both hard copy and electronic media. Company shall further provide copies of all modifications or other revisions to such training materials as they become available. 3Com is permitted to use such material for its internal use only in training 3Com's sales and support staff on the Products.

       Company hereby grants to 3Com a royalty-free non-exclusive, worldwide license to use, modify, create derivative works based upon, reproduce and distribute the training materials (whether modified or unmodified but excepting proprietary technical information relating to the products) for use by its Authorized Resellers and End Users and its/their employees and consultants in connection with the Products distributed under the terms of the Agreement.

       3Com hereby grants to Company a royalty-free non-exclusive, worldwide license to use, modify, create derivative works based upon, reproduce and distribute the 3Com training materials (whether modified or unmodified but excepting proprietary technical information relating to 3Com products) based upon the Company training materials and created in accordance with the license granted in the immediately preceding paragraph, for use by Company's authorized resellers and End Users and its/their employees and consultants in connection with the Products distributed under the terms of the Agreement.

                                                                 Escrow # 1267-7
                                    EXHIBIT D

                                ESCROW AGREEMENT

       This Escrow Agreement ("Escrow Agreement") is executed this 18th day of September 1997 by and among Com21, Inc., a Delaware corporation ("Company"), with an office at 750 Tasman Drive, Milpitas, California 95053, 3Com Corporation, a Delaware corporation ("3Com "), with an office at 5400 Bayfront Plaza, Santa Clara, CA 95052-8145, and Brambles NSD, Inc., a Delaware corporation ("Escrow Agent"), as Escrow Agent.


                                    RECITALS

       A. Company and 3Com have entered into a Reseller Agreement ("Reseller Agreement") pursuant to which Company shall distribute the Products, as defined in the Reseller Agreement, to 3Com.

       B. The Reseller Agreement requires Company and 3Com to enter into an Escrow Agreement with Escrow Agent in the form hereof.

       C. The purpose of this Escrow Agreement is to provide for Company's periodic deposit of the Technology Documentation, as defined below, with Escrow Agent and, under certain circumstances specified below, to permit 3Com to obtain the Technology Documentation from the Escrow Agent solely for the purposes set forth herein.

       D. Escrow Agent is in the business of providing third party technical escrow protection by storing, retaining and allowing limited access to proprietary technology, including computer software, related media, documentation, and materials.

       NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

       1.    DEPOSIT OF DOCUMENTATION.

             a. The term "Technology Documentation" as used in this Escrow Agreement has the same meaning as set forth in Section 1.23 of the Reseller Agreement.

              b. The term "Deposit" as used in this Escrow Agreement means the Technology Documentation, including updates, deposited with Escrow Agent by Company pursuant to this Escrow Agreement.

              c. Company agrees to deposit with Escrow Agent, a complete copy of the Technology Documentation, within ten (10) days after the date of first shipment by Company of the Products to 3Com. Any deposit with the Escrow Agent shall consist of a sealed package certified by an authorized officer of Company to contain a complete set of the

Technology Documentation as defined in Paragraph 1(a) above.

       2.    REVISIONS AND MAINTENANCE.

             a. Company agrees to deposit with Escrow Agent a copy of all revisions of and additions to the Technology Documentation ("Updates") if Company updates its own archival copy of the Technology Documentation. Such revisions and additions shall be deposited in a sealed package certified by an authorized officer of Company to contain a complete Update.

             b. Escrow Agent shall acknowledge receipt of all Deposits by sending written acknowledgment thereof to both Company and 3Com within ten (10) days of acceptance of a Deposit by Escrow Agent.

       3.    VERIFICATION.

             a. At 3Com's option and expense, 3Com may select an independent, disinterested consultant, reasonably acceptable to Company, to verify that any Deposit delivered to the Escrow Agent contains a complete version of the Technology Documentation. For purposes of this Agreement, the consultant may, among other things, compile any source code into object code and test and compare such object code version against Company's version. As a condition to permitting the consultant to perform verification under this Escrow Agreement, the consultant will be required to execute an appropriate confidentiality agreement in a form reasonably acceptable to Company for the protection of Company's proprietary rights in the Technology Documentation.

             b. The consultant has permission to remove the Deposit or any portion thereof from the Escrow Agent's site location to verify that the Deposit contains the Technology Documentation and as part of such verification, to test the Deposit accordingly to determine if the Deposit is sufficient to permit 3Com to exercise its fights under Section 10 (Manufacturing License Grant Including the Use of Source Code) hereof, when and if such rights become exercisable. The consultant will not be permitted to communicate to 3Com any information concerning the documentation, including design, structure, sequence or other internal aspects of the source code contained in the Deposit, but will merely verify for 3Com that the source code contained in the Deposit is complete, accessible, and contains the materials it should contain in accordance with this Escrow Agreement.

       4.    STORAGE AND SECURITY.

             a. Escrow Agent shall act as custodian of the Deposit until the escrow is terminated pursuant to Section 12 (Termination) of this Escrow Agreement. Escrow Agent shall establish, under its control, a secure receptacle for the purpose of storing the Deposit and shall put the receptacle under the control of one or more of its officers, selected by Escrow Agent, whose identity shall be available to Company and 3Com at all times. Escrow Agent shall exercise a professional level of care in carrying out the terms of this Escrow Agreement.

             b. The Deposit shall remain the exclusive property of the Company, subject only to the licenses provided in this Escrow Agreement.

             c. Escrow Agent shall not divulge, disclose or otherwise make available the Deposit to any parties other than those persons duly authorized in writing by an officer of Company or make any use whatsoever of the Deposit or of any information provided to it by Company in connection with this Escrow Agreement, except as provided in this Escrow Agreement.

             d. Escrow Agent shall not permit any person access to the Deposit except in accordance with Section 3 (Verification) and as may be necessary for Escrow Agent's authorized representatives to perform under this Escrow Agreement. This obligation will continue indefinitely notwithstanding termination of this Escrow Agreement.

             e. Access to the Deposit shall not be granted without compliance with all security and identification procedures instituted by Escrow Agent.

             f. Escrow Agent shall have no obligation or responsibility to verify or determine that the Deposit does, in fact, consist of those items which Company is obligated to deliver, under any agreement, and Escrow Agent shall bear no responsibility whatsoever to determine the existence, relevance, completeness, currency, or accuracy of the Deposit.

             g. Escrow Agent's sole responsibility shall be to accept, store and deliver the Deposit, in accordance with the terms and conditions of this Escrow Agreement.

             h. If any of the Deposit shall be attached, garnished or levied upon pursuant to an order of court, or the delivery thereof shall be stayed or enjoyed by an order of court, or any other order, judgment or decree shall be made or entered by any court affecting the Deposit or any part thereof, Escrow Agent is hereby expressly authorized in its sole discretion to obey and comply with all orders, judgments or decrees so entered or issued by any court, without the necessity of inquiring whether such court had jurisdiction, and in case Escrow Agent obeys or complies with any such order, judgment or decree, Escrow Agent shall not be liable to any 3Com of Record, Company or any third party by reason of such compliance, notwithstanding that such order, judgment or decree may subsequently be reversed, modified or vacated.

       5.       RELEASE OF DEPOSIT.

             a. Upon the occurrence of any Event of Default (as defined in Section 8 (Events of Default), 3Com may deliver to Escrow Agent a written notice of such Event of Default ("Notice"), and Escrow Agent shall provide a copy of such Notice to Company by certified mail. Unless Company shall have provided Contrary Instructions (as defined below) to Escrow Agent within ten (10) days after receipt of 3Com's Notice, the Deposit shall be delivered to 3Com by Escrow Agent within the next five (5) business days following the end of such ten (10) day period.

             b. "Contrary Instructions" for the purpose of this Escrow Agreement means a notarized affidavit executed by an official of Company stating that the Event or Events of Default specified in 3Com's Notice have not occurred, or have been cured.

             c. Upon timely receipt of such Contrary Instructions, Escrow Agent shall not release the Deposit, but shall continue to store the Deposit until otherwise directed by 3Com and Company jointly, or until resolution of the dispute pursuant to Section 6 (Dispute Resolution) of this Escrow Agreement, or by a court of competent jurisdiction.

             d. Notwithstanding any Deposit release hereunder, the obligations of Company to continue making Deposits and the obligations of Escrow Agent to receive and maintain such Deposits shall continue throughout the term of this Escrow Agreement.

       6. DISPUTE RESOLUTION. Company and 3Com agree that if Contrary Instructions are timely given by Company pursuant to Section 5 (Release of Deposit) hereof, then Company and 3Com shall submit their dispute regarding 3Com's Notice to arbitration by a single arbitrator who is a member of the American Arbitration Association, according to its rules and regulations then in effect. Said arbitration shall take place in the city and state where the Deposit is stored by Escrow Agent. The decision of the arbitrator shall be final and binding upon the parties and enforceable in any court of competent jurisdiction, and a copy of such decision shall be delivered immediately to Company, 3Com and Escrow Agent. The parties shall use their reasonable efforts to commence the arbitration proceeding within ten (10) business days following delivery of the Contrary Instructions. 'Me sole questions to be determined by the arbitrator shall be whether or not 3Com has the right to receive the Deposit under the terms of this Escrow Agreement. If the arbitrator finds that 3Com has the right to receive the Deposit, Escrow Agent shall promptly deliver the Deposit to 3Com . Depositions may be taken and discovery obtained in any such arbitration proceedings in accordance with California Code of Civil Procedure ("CCP") Section 1283.05 and 1283.1. All fees and charges by the American Arbitration Association and the reasonable attorneys' fees and costs incurred by the prevailing party in the arbitration shall be paid by the non-prevailing party. Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof. Notwithstanding the foregoing, either party shall have the right to obtain a preliminary judgment on any equitable claim in any court of competent jurisdiction, where such judgment is necessary to preserve property or proprietary rights under this Escrow Agreement. Such judgment shall remain effective as long as the terms of the judgment so provide or until specifically superseded by the action of the arbitrator as provided above.

       7. BANKRUPTCY. Company and 3Com acknowledge that this Escrow Agreement is an "agreement supplemental to" the Reseller Agreement as provided in Section 365(n) of Title 11, United States Code ("Bankruptcy Code"). Company acknowledges that if Company (as a debtor in possession) or a trustee in bankruptcy rejects the Reseller Agreement or this Escrow Agreement in a case under the Bankruptcy Code, 3Com may elect to retain its rights under the Reseller Agreement and this Escrow Agreement as provided in Section 365(n) of the Bankruptcy Code. Upon written request of 3Com to Company or the Bankruptcy Trustee, Company or such Bankruptcy Trustee shall not interfere with the rights of 3Com as provided in the Reseller Agreement and this Escrow Agreement. including the right to obtain the Deposit from Escrow Agent.

       8. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default" for purposes of this Escrow Agreement.

             a. Company becomes insolvent, generally fails to pay or admits in writing its inability to pay its debts as they become due;

             b. Company applies for or consents to the appointment of a trustee, receiver or other custodian or makes a general assignment for the benefit of its creditors;

             c. The Reseller Agreement is not assumed in its entirety pursuant to Section 365 of Title 11 of the United States Bankruptcy Code and not dismissed within ninety (90) days of the date of the filing of any bankruptcy proceeding or if the bankruptcy trustee rejects the Reseller Agreement prior to the expiration of said ninety (90) day period;

             d. Company takes any corporate or other action to authorize, or in furtherance of, any of the foregoing;

             e. Any event occurs which would permit 3Com to terminate the Reseller Agreement pursuant to Section 15.2 (Termination for Cause) thereof except as described in Section 2.4 (Sustaining Engineering/Error Correction) of Exhibit C (Support Services) of the Reseller Agreement or to terminate the Technology License and Reseller Agreement dated March 22, 1996 (except as described in Section 5.3 of such agreement (Acceptance) or if 3Com elects not to renew such agreement in accordance with Section 17.1 (Term) of the Technology License and Reseller Agreement);

             f. Company ceases, or gives notice that it intends to cease manufacturing and distributing the Com21 Headend Products (as such term is defined in the Reseller Agreement); or

             g. Company is unable to meet the reasonable supply requirements of Com21 Headend Products of 3Com's customers. For purposes of this Section 8(d), Company shall be deemed to be unable to meet the reasonable supply requirements of 3Com's customers if [*] provided that such delays in shipment are not the result of the occurrence of a force majeure condition as specified in
Section 17 (Force Majeure) of the Reseller Agreement that has lasted for less than one hundred thirty-five (135) days or is not due to any delay, failure to perform or interference by 3Com. In order for Company not to be deemed unable to meet such reasonable supply requirements, Company must fulfill orders on a "first-in first-out" (FIFO) basis (e.g., orders from Company's customers are fulfilled in the order they are received).

       9. INDEMNIFICATION. Company and 3Com jointly and severally agree to indemnify, defend and hold Escrow Agent harmless from and against any and all claims,



*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, costs, charges, penalties, counsel fees, and any other expense of any other nature, including, without limitations, settlement costs incurred by Escrow Agent on account of any act or omission of Escrow Agent, in respect of or with regard to this Escrow Agreement, except insofar as such liabilities arise by reason of Escrow Agent's gross negligence or willful misconduct.

       10. MANUFACTURING LICENSE GRANT INCLUDING THE USE OF SOURCE CODE. If any or all of the Technology Documentation is released to 3Com pursuant to Section 5 (Release of Deposit), Company hereby grants 3Com the rights in and to the Technology Documentation as provided in Section 16 (Technology Escrow and Manufacturing License) of the Reseller Agreement.

       11. RECORDS. Escrow Agent agrees to keep complete written records of the activities undertaken and materials prepared and delivered to Escrow Agent pursuant to this Escrow Agreement. Company and 3Com shall be entitled at reasonable times during normal business hours and upon reasonable notice to Escrow Agent during the term of this Escrow Agreement to inspect the records of Escrow Agent with respect to the Technology Documentation. Company shall be entitled upon reasonable notice to Escrow Agent and during normal business hours to inspect the facilities of Escrow Agent with respect to the physical status and condition of the Technology Documentation.

       12.   TERMINATION.

             a. This Escrow Agreement shall terminate ninety (90) days after termination of the Reseller Agreement. Upon such termination, except for termination as a result of rejection of the Reseller Agreement in a bankruptcy case of Company, Escrow Agent shall return the Deposit to Company.

             b. 3Com may unilaterally terminate this Escrow Agreement upon sixty
(60) days written notice to Escrow Agent. Upon such termination, Escrow Agent shall return the Deposit to Company.

             c. Escrow Agent reserves the fight to resign as Escrow Agent upon sixty (60) days prior written notice to Company and 3Com. Escrow Agent shall, upon such termination, transfer the Deposit to such substitute Escrow Agent as is specified in Company's and 3Com's joint notice to Escrow Agent after having received payment of its fees and costs pursuant to Section 14 (Fees) of this Escrow Agreement.

             d. In the event that the sixty (60) day notice period in Section 12.b elapses without Escrow Agent having received payment from either Company or 3Com of the remaining fees due, Escrow Agent shall then have the option, without further notice of either party, to terminate this Escrow Agreement and to destroy the Deposit.

       13. GOOD FAITH RELIANCE. Escrow Agent may rely and act upon any instruction, instrument, or signature believed in good faith to be genuine, and may assume that any person purporting to give any writing, notice, respect, advise or instruction in connection with or relating to this Escrow Agreement has been duly authorized to do so.

       14.   FEES.

             a. In consideration of performing its functions as Escrow Agent, Escrow Agent shall be compensated by 3Com as set forth in Schedule I hereto (Fee Schedule). The fees set forth in Fee Schedule will be billed periodically by Escrow Agent to 3Com.

             b. The fees set forth in Fee Schedule are for Escrow Agent's ordinary services as Escrow Agent. In the event Escrow Agent is required to perform any additional or extraordinary services as a result of being Escrow Agent, including intervention in any litigation or proceeding, Escrow Agent shall receive reasonable compensation for such services and be reimbursed for such costs incurred, including reasonable attorney's fees.

             c. Escrow Agent shall be entitled to receive payment of all costs, fees and expenses due it, prior to any release or return of the Deposit.

       15. ENTIRE AGREEMENT. This Escrow Agreement and the Reseller Agreement, including the Exhibits hereto and thereto, constitute the entire agreement among the parties regarding the subject matter hereof, and shall supersede all previous and contemporaneous communications, representations, understandings and agreement, either oral or written between the parties.

       16. NOTICE. All notices required or permitted by this Escrow Agreement shall be in writing and shall be deemed to have been received upon the earlier of receipt or one (1) day after dispatch, if sent by (i) personal same or next day delivery, (ii) facsimile with confirmation of transmission or (iii) commercial overnight carrier with written verification of receipt, to the other parties at the address or facsimile number set forth below. The parties may change their address or facsimile number by written notice to the other parties.

             a.   Escrow Agent:

                  Brambles NSD, Inc.
                  2109 Bering Drive
                  San Jose, CA 95117-2014
                  Attn: Escrow Officer
                  Fax:  (408) 441-6826

             b.   Company:

                  Com21, Inc.
                  750 Tasman Drive
                  Milpitas, CA 95035
                  Telecopy: (408) 953-9299
                  Attn: President
                  with copies to:

                  Brobeck, Phleger & Harrison LLP
                  Two Embarcadero Place
                  2200 Geng Road
                  Palo Alto, CA 94303
                  Telecopy: (415) 496-2885
                  Attention:  Edward M. Leonard, Esq.

             c.   3Com:

                  3Com Corporation
                  5400 Bayfront Plaza
                  Santa Clara, CA 95052
                  Telecopy: (408) 764-8955
                  Attention: Interface Products Group Purchasing Manager

With a copy to the attention of 3Com's General Counsel at the address above, and a telecopy number of (408) 764-6434.

       17. COUNTERPARTS. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

       18. GOVERNING LAW. This Escrow Agreement shall be governed by and construed according to the internal laws of the State of California without application of the principles of choice of law or conflict of laws.

       19. SEVERABILITY. In the event any of the provisions of this Escrow Agreement shall be held by a court of competent jurisdiction to be contrary to any state or federal law, the remaining provisions of this Escrow Agreement will remain in full force and effect.

       20. HEADINGS. The section headings in this Escrow Agreement do not form a part of it, but are for convenience only and shall not limit or affect the meaning of the provisions.

       IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the date first above written.


COM21                                   3COM


By:                                     By:
   -------------------------------         -------------------------------

Printed Name:                           Printed Name:
             ---------------------                   ---------------------

Title:                                  Title:
      ----------------------------            ----------------------------

Date:                                   Date:
     -----------------------------           -----------------------------



                                        ESCROW AGENT:  Brambles NSD, Inc.


                                        By:
                                           -------------------------------

                                        Name:
                                             -----------------------------

                                        Title:
                                              ----------------------------

                                   SCHEDULE 1

                                  FEE SCHEDULE

                                   SCHEDULE 1

                                  FEE SCHEDULE


       Escrow Agent:    BRAMBLES NSD, INC.
                        2109 Bering Drive
                        San Jose, CA 95131-2014

Re:    Escrow Agreement # 1267-7, dated September 18, 1997

1.     Initial Acceptance Fee (One Time Only)                               $[*]


2.     Custom Escrow Agreements
             Priced by Proposal


3.     Annual Storage Fee
             Standard Storage Unit 10" X 10" X 24"                          $[*]
             (Larger Units Available)

             (Total start-up and first year's fees = [*]


4.     Account Administration/Maintenance
             Clerical (One hour minimum per year)                           $[*]
             Officer Level (As required)                                    $[*]
             Termination Fee (Minimum)                                      $[*]
                  Shipping additional


5.           Registration of Additional Licensees To
             Multiple Licensee Escrow
             First Licensee                                                  [*]
             Additional Licensees - Initial Registration                    $[*]
             Annual Fee Per Licensee Thereafter                             $[*]


6.     Outside Costs
             Cost Plus [*], as Incurred


Prices subject to change without notice.

                                                              Effective 12/15/92





*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT E

                    COM21 END USER SOFTWARE LICENSE AGREEMENT

              IMPORTANT: Read Before Opening or Using This Product


                    COM21 END USER SOFTWARE LICENSE AGREEMENT

YOU SHOULD CAREFULLY READ THE FOLLOWING TERMS AND CONDITIONS BEFORE OPENING OR USING THIS PRODUCT. IT CONTAINS SOFTWARE, THE USE OF WHICH IS LICENSED BY COM21, INC. ("COM21") TO ITS CUSTOMERS FOR THEIR USE ONLY AS SET FORTH BELOW. IF YOU DO NOT AGREE TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, RETURN THIS ENTIRE PACKAGE UNOPENED OR WITH THE SOFTWARE UNUSED TO COM21 OR THE LOCATION WHERE YOU OBTAINED IT.


LICENSE: Com21 grants you a nonexclusive license to use the accompanying software program(s) (the "Software") subject to the terms and restrictions set forth in this License Agreement. Except as provided below, this License Agreement does not grant you any rights to patents, copyrights, trade secrets, trademarks, or any other rights in respect to the Software.

The Software is licensed to be installed and used on any appropriate Com21 products owned by or leased to you. You may reproduce and provide one (1) copy of the Software and supporting documentation for each such product on which the Software is used as permitted hereunder. Otherwise, the Software and supporting documentation may be copied only as essential for backup or archive purposes in support of your use of the Software as permitted hereunder. You must reproduce and include all copyright notice(s) and any other proprietary rights notices appearing on the Software and the supporting documentation on any copies that you make.

ASSIGNMENT; NO REVERSE ENGINEERING: You may transfer the Software and license to another party in the same country in which you obtained the Software if the other party agrees in writing to accept the terms and conditions of this License Agreement. If you transfer the Software, you must at the same time either transfer any copies of the Software as well as the supporting documentation to the same party or destroy any such materials not transferred. Except as set forth above, you may not assign your rights under this License Agreement.

Modification, reverse engineering, reverse compiling, or disassembly of the Software is expressly prohibited. However, if you are a European Community ("EC") resident, information necessary to achieve interoperability of the Software with other programs within the meaning of the U.K. Copyright [Computer Program] Regulations 1992 implementing the EC Directive on the Legal Protection of Computer Programs is available to you from Com21 upon written request.

EXPORT RESTRICTIONS: You agree that you will not export or re-export the Software or accompanying documentation (or any copies thereof) or any products utilizing the Software or such documentation in violation of any applicable laws or regulations of the United States or the country in which you obtained them.

TRADE SECRETS; TITLE: You acknowledge and agree that the structure, sequence and organization of the Software are the valuable trade secrets of Com21 and its suppliers. You agree to hold such trade secrets in confidence. You further acknowledge and agree that ownership of, and title to, the Software and all subsequent copies thereof regardless of the form or media are held by Com21 and its suppliers.

UNITED STATES GOVERNMENT LEGENDS:

For units of the Department of Defense:

The Software is commercial computer software as defined in 48 C.F.R. 21 1 and therefore is provided to units of the Department of Defense under the terms of this License Agreement, which is Com21's standard commercial agreement for the Software. In the alternative, if 48 C.F.R. 211 is not invoked, the Software is licensed as follows:

Restricted Rights Legend: Use, duplication or disclosure by the United States Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software Clause at 48 C.F.R. 52.227-7013. Com21, Inc., 750 Tasman Drive, Milpitas, California 95035.

For civilian agencies:

Restricted Rights Legend: Use, reproduction or disclosure is subject to restrictions set forth in subparagraph (a) through (d) of the Commercial Computer Software - Restricted Rights clause at 48 C.F.R. 52.227-19 and the limitations set forth in Com21's standard commercial agreement for the Software. Unpublished rights reserved under the copyright laws of the United States.

TERM AND TERMINATION: This license will expire fifty (50) years from the date that you first use the Software, if it is not earlier terminated. You may terminate it at any time by destroying the Software and documentation together with all copies and merged portions in any form. It will also terminate immediately if you fail to comply with any term or condition of this License Agreement. Upon such termination you agree to destroy the Software and documentation, together with all copies and merged portions in any form.

GOVERNING LAW: This License Agreement shall be governed by the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents and by the laws of the United States. You agree that the United Nations Convention on Contracts for the International Sale of Goods (1980) is hereby excluded.

LIMITED WARRANTY; LIMITATION OF LIABILITY: All warranties and limitations of liability applicable to the Software are as stated on the Limited Warranty Card or in the product manual accompanying the Software. Such warranties and limitations of liability are incorporated herein in their entirety by this reference.

SEVERABILITY: In the event any provision of this License Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of any of the remaining provisions shall not in any way be affected or impaired and a valid, legal and enforceable provision of similar intent and economic impact shall be substituted therefor.

ENTIRE AGREEMENT: This License Agreement sets forth the entire understanding and agreement between you and Com21 and may be amended only in a writing signed by both parties.

                                   COM21, INC.

                                LIMITED WARRANTY

HARDWARE: Com21 warrants its hardware products to be free from defects in workmanship and materials, under normal use and service, for the following lengths of time from the date of purchase from Com21 or its Authorized Reseller:

       Hardware products                                   One year
       Spare parts and spares kits                         90 days

If a product does not operate as warranted above during the applicable warranty period, Com21 shall, at its option and expense, repair the defective product or part, deliver to Customer an equivalent product or part to replace the defective item, or refund to Customer the purchase price paid for the defective product. All products that are replaced will become the property of Com21. Replacement products may be new or reconditioned. Any replaced or repaired product or part has a ninety (90) day warranty or the remainder of the initial warranty period, whichever is longer.

Com21 shall not be responsible for any software, firmware, information, or memory data of Customer contained in, stored on, or integrated with any products returned to Com21 for repair, whether under warranty or not.

SOFTWARE: Com21 warrants that the software programs licensed from it will perform in substantial conformance to the program specifications therefor for a period of ninety (90) days from the date of purchase from Com21 or its Authorized Reseller. Com21 warrants the media containing software against failure during the warranty period. No updates are provided. Com21's sole obligation with respect to this express warranty shall be (at Com21's discretion) to refund the purchase price paid by Customer for any defective software products, or to replace any defective media with software which substantially conforms to Com21's applicable published specifications. Customer assumes responsibility for the selection of the appropriate applications program and associated reference materials. Com21 makes no warranty or representation that its software products will work in combination with any hardware or applications software products provided by third parties. that the operation of the software products will be uninterrupted or error free, or that all defects in the software products will be corrected. For any third party products listed in the Com21 software product documentation or specifications as being compatible, Com21 will make reasonable efforts to provide compatibility, except where the non- compatibility is caused by a "bug" or defect in the third party's product.

STANDARD WARRANTY SERVICE: Standard warranty service for hardware products may be obtained by delivering the defective product, accompanied by a copy of the dated proof of purchase, to Com21's Corporate Service Center or to an Authorized Com21 Service Center during the applicable warranty period. Standard warranty service for software products may be obtained by telephoning Com21's Corporate Service Center or an Authorized Com21 Service Center, within the warranty period. Products returned to Com21's Corporate Service Center must be pre-authorized by Com21 with a Return Material Authorization (RMA) number marked on the outside of the package, and sent prepaid, insured, and packaged appropriately for safe shipment. The repaired or replaced item will be shipped to Customer, at Com21's expense, not later than thirty (30) days after receipt of the defective product by Com21.

WARRANTIES EXCLUSIVE: IF A COM21 PRODUCT DOES NOT OPERATE AS WARRANTED ABOVE, CUSTOMER'S SOLE REMEDY FOR BREACH OF THAT WARRANTY SHALL BE REPAIR, REPLACEMENT. OR REFUND OF THE PURCHASE PRICE PAID, AT COM21'S OPTION. TO THE FULL EXTENT ALLOWED BY LAW, THE FOREGOING WARRANTIES AND REMEDIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, TERMS, OR CONDITIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE. INCLUDING WARRANTIES, TERMS, OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND SATISFACTORY QUALITY. COM21 NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH THE SALE, INSTALLATION, MAINTENANCE OR USE OF ITS PRODUCTS.

COM21 SHALL NOT BE LIABLE UNDER THIS WARRANTY IF ITS TESTING AND EXAMINATION DISCLOSE THAT THE ALLEGED DEFECT IN THE PRODUCT DOES NOT EXIST OR WAS CAUSED BY CUSTOMER'S OR ANY THIRD PERSON'S MISUSE, NEGLECT, IMPROPER INSTALLATION OR TESTING, UNAUTHORIZED ATTEMPTS TO REPAIR OR MODIFY, OR ANY OTHER CAUSE BEYOND THE RANGE OF THE INTENDED USE, OR BY ACCIDENT, FIRE, LIGHTNING, OR OTHER HAZARD.

LIMITATION OF LIABILITY. TO THE FULL EXTENT ALLOWED BY LAW COM21 ALSO EXCLUDES FOR ITSELF AND ITS SUPPLIERS ANY LIABILITY, WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND, OR FOR LOSS OF REVENUE OR PROFITS, LOSS OF BUSINESS, LOSS OF INFORMATION OR DATA, OR OTHER FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THE SALE, INSTALLATION, MAINTENANCE, USE, PERFORMANCE, FAILURE, OR CORRUPTION OF ITS PRODUCTS, EVEN IF COM21 OR ITS AUTHORIZED RESELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND LIMITS ITS LIABILITY TO REPAIR, REPLACEMENT, OR REFUND OF THE PURCHASE PRICE PAID, AT COM21'S OPTION. THIS DISCLAIMER OF LIABILITY FOR DAMAGES WILL NOT BE AFFECTED IF ANY REMEDY PROVIDED HEREIN SHALL FAIL OF ITS ESSENTIAL PURPOSE.

Some countries, states, or provinces do not allow the exclusion or limitation of implied warranties or the limitation of incidental or consequential damages for certain products supplied to consumers or the limitation of liability for personal injury, so the above limitations and exclusions may be limited in their application to you. This warranty gives you specific legal rights which may vary depending on local law.

GOVERNING LAW: This Limited Warranty shall be governed by the laws of the state of California.



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



                                    EXHIBIT F

                            TECHNOLOGY DOCUMENTATION

            [to be prepared and attached by Com21 prior to execution]

                   SUPPLEMENT TO COM21/3COM TECHNOLOGY LICENSE
                   AND RESELLER AGREEMENT DATED MARCH 26, 1996


3Com shall pay Com21 the [*] extended license fee related to the Mongoose ASIC. This fee is described in the Technology License And Reseller Agreement between 3Com and Com21 dated March 22, 1996.

As part of the 3Com's acceptance of the Mongoose ASIC and upon payment of the [*] fee, 3Com will receive the right to buy the next generation ASIC, currently known as Jasmine, being developed to replace the Mongoose ASIC. The Jasmine ASIC must be 100% backwards compatible with the Mongoose ASIC. 3Com agrees not to implement the new Jasmine features in 3Com products. No hardware changes will be required to implement Jasmine and if any firmware changes are required, they will be provided by Com21 to 3Com pursuant to Sec. 6.1 of the original Technology License And Reseller Agreement.

The Jasmine ASIC will be made available to 3Com under the same pricing, terms, and conditions contained in the March 22, 1996 Technology License And Reseller Agreement that applied to the Mongoose ASIC.

In the event Com21 is no longer able to support the Jasmine ASIC if a significant defect is discovered for which no workaround is available which complies with the last sentence of paragraph two above, or if Atmel is no longer willing to do business with 3Com on mutually agreeable terms, Com21 will provide a complete Jasmine Design Package to 3Com, similar to the design package described in the March 22, 1996 agreement, to enable 3Com to correct the defect or find an alternate source for the device.

3COM CORPORATION                                  COM21, INC.

Signed:                                           Signed:
       ---------------------------------                 ---------------------------------

Name:  Jef T. Graham                              Name:  Peter D. Fenner
     -----------------------------------               -----------------------------------

Title: Vice President & General Manager           Title: President and CEO
      ----------------------------------                ----------------------------------

Date:                                             Date:
     -----------------------------------               -----------------------------------





*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

June 11, 1996


Com21, Inc.
1991 Landings Drive
Mountain View, CA  94043

       Re:   Com21 Mongoose Product Acceptance Criteria

Ladies and Gentlemen:

This letter will confirm that the attached Com21 Mongoose Product Acceptance Criteria (rev. 1.0, 6/07/96) is mutually agreeable to the parties and shall be deemed to be Exhibit D for purposes of the Technology License and Reseller Agreement dated March 22, 1996 between the parties.

To confirm your agreement with the foregoing, please execute both copies of this letter and return one to the undersigned.

Very truly yours,

3Com Corporation


By:
   -------------------------------

Printed:
        --------------------------

Title:
      ----------------------------


AGREED

Com21, Inc.


By:
   -------------------------------

Printed:
        --------------------------

Title:
      ----------------------------

Date:
     -----------------------------

                   COM21 Mongoose Product Acceptance Criteria
                               Contract Exhibit D

Revision 1.0, 6/07/96
Ed Boyd
John Griesing

The following will be used to determine the acceptance of the Mongoose product. All of the items listed in the document will be required to accept the Mongoose product at meeting the Acceptance Criteria.


1.     Design Package

       The following is the design package that 3Com expects to receive relative to the Mongoose product. It is expected that this package will be available in it's entirety at the time of fabrication of the final Mongoose product.

- RTL Verilog Code that compiles without errors and with all warnings messages investigated.

- Verilog simulation environment with self checking test cases. A self checking test case will report an error when the feature to be tested fails.

- Behavioral, minimum delay netlist, typical delay netlist, and maximum delay netlist simulations passing in Verilog simulation environment.

-      Set of test vectors with 90% or greater test coverage.

-      Simulate vectors using minimum, typical, and maximum delays.

-      Simulate vectors using dynamic timing analyzer (i.e. Epilog) (optional).

- Synopsys scripts for synthesis and complete set of timing constraints for synopsys.

-      Synopsys static timing analysis completed without violations.

2.     Environmental Conditions

The following conditions will be tested on the device.

-      Temperature testing over operating range (0C-70C)

-      Voltage margining (4.75 - 5.25 V)

-      Timing Verification (per specification)

-            29K Bus

-            Modulator/Demodulator

-            SRAM

-            MACE

-      Mongoose BER (Bit Error Rate) < IOE-9

3.     Mongoose Scenarios to be verified with final silicon.

-      Ethernet Packet Bridging.

       - Send packets to learn source addresses. Verify bridging based on learned addresses. Verify aging of old addresses and replacement of oldest entries.

       - Send broadcast packets. Verify bridging based on ethertype table and broadcast rate count.

       - Send packets directed to processor. Verify bridging based on local MAC enable switch, MAC address table, and multicast address table.

       - Send multicast packets. Verify bridging based on multicast address table.

-      MACE Interface.

       - Transmit packets with MACE underruns, max collisions, and late collisions. Verify detection and recovery.

       - Receive packets that had late collisions, CRC errors, alignment errors, and overruns. Verify detection and recovery.

-      Determine cell and frame boundaries.

       -      Verify Cell delination detection.

       -      Verify Frame delination detection.

       -      Generate T7EI errors. Verify detection and recovery.

       - Corrupt/change both frame and cell boundaries. Verify detection of loss, reestablishment or connection, and graceful termination to upstream transmission.

-      Decryption of packet.

       - Decrypt OAM, AAL5 and raw ATM cells using all 10 keys based on the VPI. Verify cell contents.

-      Downstream packet routing.

       -      Send OAM's packet and verify reception into queue 0.

       - Send good and bad CRC-10 in OAM packets. Verify mongoose detection.

       -      Send Raw ATM cells to queues I and 2. Verify cell contents.

       -      Send AAL5 cells to queues 3, 4, & 5. Verify cells contents.

       - Send good and bad CRC-32's with AAL5 packets. Verify mongoose detection.

-      Downstream grant queuing.

       - Send Acquisition grants. Verify detection, queuing, and random backoff.

       - Send Contention grants. Verify detection, queuing and random backoff. Verify transition for Acquisition to Active state.

       -      Verify transition from Active to Idle state.

       -      Send Directed grants. Verify state changes and proper queuing.

       -      Overflow grant queue. Verify recovery.

       -      Send grants with bad CRC-10's. Verify removal from queue.

-      Encryption of packet.

       - Encrypt OAM, AAL5 and raw ATM cells using all 4 keys. Verify cell contents.

       -      Encrypt packet with decryption occurring on downstream channel.

-      FEC Generation.

       - Verify FEC on upstream data. Generate bit errors and verify reception at head end.

-      Upstream Queues.

       - Upload multiple packets into all queues. Verify priority ordering and packet boundaries.

-      Upstream Cell Generation.

       - Send AAL5 Packets upstream. Verify header information, HEC, CRC-32, and reassembled packet at head end.

       - Send OAM packets. Verify header information, HEC, CRC-10, and payload data.

       -      Send raw ATM cells. Verify data.

-      Upstream traffic.

       -      Verify IDLE cell Generation.

       -      Verify start of frame delay.

-      Ability to gracefully reset queues, MACE, and cable modem interface.

-      Generate and acknowledge all interrupts.

-      Read and write all processor accessible registers.

4.     Test Equipment

The above testing requires the following equipment from Com21

-      Latest version HCX and associated SW